EXHIBIT 99.2

Certain Information with respect to Maple Parent Holdings Corp.

Risk Factors

Risks relating to the combined company following the merger
Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPSG”), and Keurig Green Mountain, Inc., a Delaware corporation (“Keurig”), have operated and, until the completion of the merger ("DPSG Merger"), will continue to operate independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on DPSG’s ability to successfully combine and integrate its business with the business of Keurig.
The merger will involve the integration of Keurig’s business with DPSG’s existing business, which is a complex, costly and time-consuming process. It is possible that the pendency of the merger and/or the integration process could result in material challenges, including, without limitation:
•the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;
•managing a larger combined company;
•the transition of management of the combined company from DPSG’s executive management team to Keurig’s executive management team, who has limited experience with operating a liquid refreshment beverage (“LRB”) business;
•maintaining employee morale and retaining key management and other employees;
•the possibility of faulty assumptions underlying expectations regarding the integration process;
•retaining existing business and operational relationships and attracting new business and operational relationships;
•consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;
•integrating the companies’ financial reporting and internal control systems, including compliance by the combined company with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC;
•coordinating geographically separate organizations;
•maintaining and protecting the competitive advantages of each of DPSG and Keurig, including the trade secrets, know-how and intellectual property related to its production processes;
•unanticipated issues in integrating information technology, communications and other systems; and
•unforeseen expenses or delays associated with the merger.
Many of these factors will be outside of the combined company’s control, and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.
If DPSG or Keurig experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.
Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either DPSG or Keurig’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.
The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of DPSG and Keurig.
DPSG and Keurig have incurred, and expect to continue to incur, a number of nonrecurring costs associated with the merger and combining the operations of the two companies. The substantial majority of nonrecurring expenses will be comprised of transaction and regulatory costs related to the merger. The combined company also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. DPSG and Keurig continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses.
The unaudited pro forma combined financial statements incorporated into the Current Report on Form 8-K to which this Exhibit is attached (this “Current Report”) by reference to the Unaudited Pro Forma Combined Financial Information in DPSG’s definitive proxy statement filed with the Securities and Exchange Commission on May 29, 2018 (the “Proxy Statement”) are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the merger may differ materially.
The unaudited pro forma combined financial statements incorporated herein by reference to the Proxy Statement are presented for illustrative purposes only; are based on various adjustments, assumptions and preliminary estimates; and may not be an indication of financial condition or results of operations of the combined company following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma combined financial statements. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements may not be realized, and other factors may affect the combined company’s financial condition or results of operations following the merger. For example, the allocation of the aggregate merger consideration is based on preliminary fair value estimates and discussions between Maple Parent Holdings Corp., a Delaware corporation and the direct parent company of Keurig Green Mountain, Inc. (“Maple”), and DPSG management, and the final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of DPSG at the effective time of the merger. In addition, the determination of indebtedness in the pro forma presentation is not indicative of the level of indebtedness that will be outstanding at closing, given that the special cash dividend will be financed in part by cash on hand of the combined company at the time of the merger, which does not reflect the effect of additional cash currently expected to be received and retained by DPSG and Keurig during the period from March 31, 2018 to closing of the merger based on their historical trends that will result in reduced total debt at closing of the merger. Furthermore, following the merger, the combined company will conduct a review of accounting policies of DPSG in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Maple’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements incorporated herein by reference to the Proxy Statement. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the pro forma financial statements and the stock price of the combined company following the closing of the merger.
Following the merger, the composition of the combined company board of directors will be different than the composition of the current Board.
Upon consummation of the merger, the composition of the board of directors of the combined company will be different than the current Board. The Board currently consists of nine directors. Upon the consummation of the merger, the board of directors of the combined company will consist of twelve members:

•
eight directors will be appointed by Maple’s stockholders, with four appointed by JAB Holdings B.V., a Dutch Besloten Vennootschap met beperkte aansprakelijkheid (private company with limited liability) (“JAB”), and two appointed by Mondelēz International Holdings LLC, minority investor of Maple (“Mondelēz LLC”), and the remaining two comprising the current chief executive officer of Keurig and the current Chairman of Maple’s board of directors;

•	two directors will be appointed by DPSG, including its current President and Chief Executive Officer; and

•	two independent directors mutually agreed upon by Maple and DPSG.

This new composition of the board of directors of the combined company may affect the future decisions of the combined company.
The combined company will meet the requirements to be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees.
Following the merger, approximately 87% of the outstanding shares of the common stock of the combined company will be held by holders of the equity interests of Maple, on a fully diluted basis, and approximately 13% will be held by the holders of the common stock of DPSG, on a fully diluted basis. JAB and JAB affiliates, which do not include Mondelēz LLC, will own approximately 73% of the fully diluted shares of the common stock of the combined company.
As a result, the combined company will be a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual and will be exempt from certain governance requirements otherwise required by the NYSE. Under Section 303A, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating/corporate governance committee composed solely of independent directors. Following the consummation of the merger, the combined company will continue to have an Audit Committee that is composed entirely of independent directors.
As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the combined company’s stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of the NYSE.
In connection with the merger, the combined company will incur significant additional indebtedness, which could adversely affect it, including by decreasing its business flexibility and increasing its interest expense.
In connection with the merger, the combined company expects to incur significant additional indebtedness (including the Notes offered hereby as defined below), which could adversely affect it, including by decreasing its business flexibility and increasing its interest expense. Pursuant to the merger agreement, at closing, the amount of indebtedness of the combined company, after giving effect to the merger and related Transactions, will not exceed $16,900,000 in the aggregate. The combined company’s pro forma indebtedness (excluding capital leases) as of March 31, 2018, after giving effect to the merger, the offering of the Notes and the borrowings under Term Loan Facility (as defined below) and Revolving Credit Facilities (as defined below), would have been approximately $17.1 billion on a consolidated basis, which does not reflect the effect of additional cash currently expected to be received and retained by DPSG and Keurig during the period from March 31, 2018 to closing of the merger based on their historical trends that will result in reduced total debt at closing of the merger. For a more complete description of the financial impact of the combined company’s indebtedness (excluding capital leases), see the unaudited pro forma financial information incorporated herein by reference to the Proxy Statement.
The amount of cash required to pay interest on the combined company’s increased indebtedness levels following completion of the merger, and thus the demands on the combined company’s cash resources, is expected to be greater than the amount of cash flows required to service DPSG’s and Maple’s indebtedness prior to the merger. The increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions, the repayment or refinancing of the combined company’s indebtedness (including the Notes offered hereby) as it becomes due and other general corporate purposes and may create competitive disadvantages for the combined company relative to other companies with lower debt levels. If the combined company does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then its ability to service its indebtedness may be adversely impacted.
In addition, in assessing the combined company’s credit strength, credit rating agencies consider the combined company’s capital structure and financial policies as well as the combined company’s results of operations and financial position at the time. If the combined company’s credit ratings were to be downgraded as a result of changes in the combined company’s capital structure, changes in the credit rating agencies’ methodology in assessing the combined company’s credit strength, the credit agencies’ perception of the impact of credit market conditions on the combined company’s current or future results of operations and financial position or for any other reason, the combined company’s cost of borrowing could increase. On May 11, 2018, DPSG’s long-term credit ratings were downgraded by Moody’s Investors Service, Inc. (“Moody’s”), but still maintained an investment grade rating.
Moreover, in the future the combined company may be required to raise substantial additional financing to fund working capital, capital expenditures, the repayment or refinancing of its indebtedness, acquisitions or other general corporate requirements. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or refinancing on terms acceptable to it or at all.

The agreements that will govern the indebtedness to be incurred in connection with the merger will contain various covenants that impose restrictions on the combined company and certain of its subsidiaries that may affect its ability to operate its businesses.
The agreements that will govern the indebtedness to be incurred in connection with the merger, including the indenture governing the $8.0 billion aggregate principal amount of senior notes issued by a wholly owned subsidiary of Maple and assumed by the combined company upon consummation of the merger (the “Notes”) and the credit agreement governing the $2.7 billion term loan facility (the “Term Loan Facility”) and the $2.4 billion in revolving credit facilities (the “Revolving Credit Facilities”), will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of the combined company and certain of its subsidiaries to incur debt and the ability of the combined company and certain of its subsidiaries to, among other things, have liens on their property, and/or merge or consolidate with any other person or sell or convey certain of their assets to any one person, and engage in certain sale and leaseback transactions. The ability of the combined company and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate its repayment obligations and could result in a default and acceleration under other agreements containing cross-default provisions. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations.
Following the consummation of the merger, the combined company will assume certain potential liabilities relating to Keurig.
Following the consummation of the merger, the combined company will have assumed certain potential liabilities relating to Keurig, including its outstanding legal proceedings. Keurig does not maintain or has limited remaining insurance coverage for certain of these claims and the combined company may not be able to obtain additional insurance on acceptable terms or at all that will provide adequate protection against potential liabilities related to these claims. In addition, any reserves established by Keurig or the combined company for estimated losses, including with respect to these claims, do not represent an exact calculation of actual liability but instead represent estimates of the probable loss at the time the reserve is established. Due to the inherent uncertainty underlying loss reserve estimates, additional reserves may be established from time to time, and actual losses may be materially higher or lower than the related reserve. Any of the foregoing could have a material adverse effect on the combined company’s business, financial condition or results of operations. For a detailed summary of the legal proceedings relating to Maple and Keurig, see Note 19 to the notes to Maple’s consolidated financial statements included in Exhibit 99.3 of this Form 8-K/A.
Following the completion of the merger, JAB, through its affiliate, Sponsor, will be the combined company’s largest stockholder, owning approximately 73% of the fully diluted shares of the combined company’s common stock, and will have the ability to exercise significant influence over decisions requiring the combined company stockholders’ approval.
The combined company will be controlled by JAB following the completion of the merger, through its affiliate, Sponsor, which will own approximately 73% of the fully diluted shares of the combined company’s common stock. As a result, JAB will have the ability to exercise significant influence over decisions requiring approval of the combined company’s stockholders including the election of directors, amendments to the combined company’s certificate of incorporation and approval of significant corporate transactions, such as a merger or other sale of the combined company or its assets.
This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of the combined company and may negatively affect the market price of the combined company’s common stock. Also, JAB and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete with the combined company. JAB or its affiliates may also pursue acquisition opportunities that are complementary to the combined company’s business and, as a result, those acquisition opportunities may not be available to the combined company.
Risks relating to the combined company’s businesses
The combined company will operate in intensely competitive categories.
The industries in which the combined company will operate are highly competitive and continue to evolve in response to changing consumer preferences. Competition is generally based upon brand recognition and perception, taste, quality, price, availability, product selection, performance and convenience. Brand recognition and perception may be impacted by the effectiveness of the combined company’s advertising campaigns and marketing programs, as well as the combined company’s use of social media and online ratings and reviews of its products, including Keurig’s appliances. In addition, the combined company’s success in maintaining, extending and expanding its brand images will depend on its ability to adapt to a rapidly changing media environment, including an increasing reliance on social media and online dissemination of advertising campaigns and marketing programs. Within the LRB category, the combined company will compete with multinational corporations with significant financial resources.

The combined company’s two largest competitors in the LRB category will be The Coca-Cola Company (“Coca-Cola”) and PepsiCo, Inc. (“PepsiCo”) each of which has a significantly higher share of the U.S. LRB category than DPSG and Keurig have currently, or the combined company will have following the merger. The combined company will also compete in the LRB category against other large companies, including Nestle S.A., Campbell Soup Company and The Kraft Heinz Company (“Kraft Heinz”). These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, changing their route to market, reducing prices or increasing promotional activities. Within the LRB category, the combined company will also compete with a number of smaller brands and a variety of smaller, regional and private label manufacturers, such as Refresco Group. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. The combined company will also compete for contract manufacturing with other bottlers and manufacturers. In Canada, Mexico and the Caribbean, the combined company will compete with many of these same international companies as well as a number of regional competitors.
Following the merger, within the hot beverage and small appliance categories, the combined company will compete with major international beverage and appliance companies that operate in multiple geographic areas, as well as numerous companies that are primarily local in operation. The combined company’s hot beverages will also compete against local or regional brands as well as against private label brands developed by retailers. The combined company’s ability to gain or maintain share of sales in the countries in which it operates or in various local marketplaces or maintain or enhance its relationships with its partners and customers may be limited as a result of actions by competitors, including as a result of increased consolidation in the food and beverage industry and a significant increase in the number of competitive pod contract manufacturers, several of whom offer what they market as more environmentally friendly pods than the current pods manufactured by Keurig.
If the combined company is unable to compete effectively, its sales, volume, growth and overall financial results could be negatively affected.
The combined company may not effectively respond to changing consumer preferences, trends, health concerns and other factors, which could impact its financial results.
Consumers’ preferences can change due to a variety of factors, including the age and ethnic demographics of the population, social trends, changes in consumer lifestyles, negative publicity, competitive product and pricing pressures, economic downturn or other factors.
For example, in the LRB industry, consumers are increasingly concerned about health and wellness, focusing on the caloric intake associated with regular CSDs, the use of artificial sweeteners in diet CSDs and the use of natural, organic or simple ingredients in LRB products. As such, the demand for CSDs has decreased as consumers have shifted towards NCBs, such as water, ready-to-drink teas and sports drinks.
Following the merger, a key component of the combined company’s growth strategy will be developing products to cater to the next wave of coffee preferences, such as the growing cold brew and ready-to-drink coffee-based beverage categories.
If the combined company does not effectively anticipate these trends and changing consumer preferences and quickly develop new products or partner with a current or new brand partner in that category in response, its sales could suffer. Developing and launching new products can be risky and expensive. The combined company may not be successful in responding to changing markets and consumer preferences, and some of its competitors may be better able to respond to these changes, either of which could negatively affect the business and financial performance of the combined company.
The combined company will depend on a small number of large retailers for a significant portion of its sales.
Food and beverage retailers in the U.S. have been consolidating, resulting in large, sophisticated retailers with increased buying power. They are in a better position to resist the combined company’s price increases and demand lower prices and more favorable trade terms. To the extent the combined company provides concessions or trade terms that are favorable to retailers, its respective margins would be reduced. Retailers also have leverage to require the combined company to provide increased marketing and promotional expenditures, including larger, more tailored promotional and product delivery programs. If the combined company and its partners, including bottlers, distributors and licensees, do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, its product availability, sales and margins could suffer. In addition, certain retailers make up a significant percentage of the combined company’s products’ retail volume, including volume sold by its bottlers and distributors. Some retailers also offer their own private label products that compete with some of the combined company’s brands. Accordingly, the success of the combined company’s business depends in part on its ability to maintain good relationships with key retail customers, including key ecommerce retailers such as Amazon.com, and grocery customers.
If the combined company is unable to offer terms that are acceptable to its significant customers, or such customers determine that they need fewer inventories to service consumers, these customers could reduce purchases of the combined company’s products or may increase purchases of products from competitors, which would harm the sales and profitability of the combined company. Furthermore, the loss of sales from a major retailer could have a material adverse effect on the business and financial performance of the combined company.

Product safety and quality concerns could negatively affect the business of the combined company following the merger.
The success of the business of the combined company following the merger will depend in part on its ability to maintain consumer confidence in the safety and quality of all of its products. The combined company will have various quality, environmental, health and safety standards. However, its products may not meet these standards. A failure or perceived failure to meet the combined company’s quality or safety standards or allegations of mislabeling, whether actual or perceived could occur in its operations or those of its bottlers, manufacturers, distributors or suppliers. This could result in time-consuming and expensive production interruptions, recalls, market withdrawals, product liability claims and negative publicity. Moreover, negative publicity also could be generated from false, unfounded or nominal liability claims or limited recalls.
As a combined company, these issues extend not only to DPSG’s and Keurig’s beverage products but also to Keurig brewing systems. The terms of Keurig’s warranty coverage vary by product and channel. In addition, such issues could result in the destruction of product inventory, lost sales due to the unavailability of product for a period of time and higher-than-anticipated rates of warranty returns and other returns of goods.
Any or all of these events may lead to a loss of consumer confidence and trust, could damage the goodwill associated with the combined company’s brands and may cause consumers to choose other products and could negatively affect the business and financial performance of the combined company.
Costs and supply for commodities, such as raw materials and energy, may change substantially and shortages may occur.
Price increases for the combined company’s raw materials could exert pressure on its costs and the combined company may not be able to effectively hedge or pass along any such increases to its customers or consumers. Furthermore, any price increases passed along to the combined company’s customers or consumers could reduce demand for its products. Such increases could negatively affect the business and financial performance of the combined company. Furthermore, price decreases in commodities that the combined company has effectively hedged could also increase its cost of goods sold for mark-to-market changes in the derivative instruments.
The principal raw materials the combined company will use are aluminum cans and ends, glass bottles, polyethylene terephthalate (“PET”) bottles and caps, paperboard packaging, sweeteners, juice, fruit, water and other ingredients. The raw materials are sourced from industries characterized by a limited supply base and their cost can fluctuate substantially. Under many of DPSG’s and Keurig’s supply arrangements, the price they pay for raw materials fluctuates along with certain changes in underlying commodities costs, such as aluminum in the case of cans, natural gas in the case of glass bottles, resin in the case of PET bottles and caps, corn in the case of sweeteners and pulp in the case of paperboard packaging.
The combined company’s principal raw materials will also include coffee beans and pod raw materials, including cups, filter paper and other ingredients, used in the manufacturing of pods. Keurig purchases, roasts and sells high-quality whole bean Arabica coffee and related coffee products. The Arabica coffee of the quality Keurig seeks tends to trade on a negotiated basis at a premium above the “C” price of coffee. This premium depends upon the supply and demand at the time of purchase, and the amount of the premium can vary significantly. Increases in the “C” coffee commodity price do increase the price of high-quality Arabica coffee and also impact Keurig’s ability to enter into fixed-price purchase commitments. Keurig frequently enters into supply contracts whereby the quality, quantity, delivery period and other negotiated terms are agreed upon, but the date, and therefore price, at which the base “C” coffee commodity price component will be fixed has not yet been established. These are known as price-to-be-fixed contracts. The supply and price of coffee Keurig purchases can also be affected by multiple factors in the producing countries, including weather, natural disasters, crop disease (such as coffee rust), general increase in farm inputs and costs of production, inventory levels and political and economic conditions, as well as the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. If the combined company is unable to purchase sufficient quantities of green coffee due to any of the factors described herein or a worldwide or regional shortage, the combined company may not be able to fulfill the demand for its coffee, which could have an adverse impact on the combined company’s business and financial results.
Keurig also has a limited number of suppliers for certain strategic raw materials critical for the manufacture of pods and the processing of certain key ingredients in its pods, particularly for cups and filter paper. In addition, in order to ensure a continuous supply of high-quality raw materials some of Keurig’s inventory purchase obligations include long-term purchase commitments for certain strategic raw materials critical for the manufacture of pods and appliances. The timing of these may not always coincide with the period in which Keurig needs the supplies to fulfill customer demand. This could lead to higher and more variable inventory levels and/or higher raw material costs for the combined company.

If the combined company’s suppliers are unable or unwilling to meet the combined company’s requirements, the combined company could suffer shortages or substantial cost increases. Changing suppliers can require long lead times. The failure of the combined company’s suppliers to meet its needs could occur for many reasons, including fires, natural disasters, weather, manufacturing problems, disease, crop failure, strikes, transportation interruption, government regulation, political instability, cybersecurity attacks and terrorism. A failure of supply could also occur due to suppliers’ financial difficulties, including bankruptcy. Some of these risks may be more acute where the supplier or its plant is located in riskier or less-developed countries or regions. Any significant interruption to supply or cost increase could substantially harm the combined company’s business and financial performance.
In addition, the combined company will use a significant amount of energy in its businesses, and therefore may be significantly impacted by changes in fuel costs due to the large truck fleet the combined company operates in its distribution businesses and its use of third-party carriers. Additionally, conversion of raw materials into its products for sale uses electricity and natural gas.
If the combined company does not successfully manage its investments in new business strategies or integrate and manage its acquired businesses or brands, its operating results may adversely be affected.
The combined company expects to acquire, businesses or brands to expand its product portfolio and distribution rights and may invest in new business strategies and/or joint ventures. In evaluating such endeavors, the combined company will be required to make difficult judgments regarding the value of business strategies, opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, the combined company may incur unforeseen liabilities and obligations in connection with any of its completed acquisitions and any future acquisitions, including in connection with the integration or management of the acquired businesses or brands and may encounter unexpected difficulties and costs in integrating them into the combined company’s operating and internal control structures. The combined company may also experience delays in extending its respective internal control over financial reporting to newly acquired businesses, which may increase the risk of failure to prevent misstatements in its financial records and in its consolidated financial statements. Additionally, new ventures and investments are inherently risky and may not be successful, and the combined company may face challenges in achieving strategic objectives and other benefits expected from such investments or ventures. Any acquisitions, investments or ventures may also result in the diversion of management attention and resources from other initiatives and operations. The combined company’s financial performance will depend in large part on how well it can manage and improve the performance of acquired businesses or brands and the success of its other investments and ventures. The combined company may not achieve its strategic and financial objectives for such transactions. If the combined company is unable to achieve such objectives, its consolidated results could be negatively affected.
The combined company could lose key personnel or may be unable to recruit qualified personnel.
The combined company’s future success depends upon the continued contributions of senior management and other key personnel and the ability to retain and motivate them. If the combined company is unable to retain and motivate the senior management team and other key personnel sufficiently to support the projected growth and initiatives of the combined business, its business and financial performance may be adversely affected.
The combined company will continue to depend on third-party bottling and distribution companies for a significant portion of its business.
Net sales from DPSG and Keurig beverage concentrates segment represent sales of beverage concentrates to third-party bottling companies that DPSG and Keurig do not own. The beverage concentrates segment’s operations generate a significant portion of DPSG’s and Keurig’s overall segment operating profit. Some of these bottlers, such as PepsiCo, are also the combined company’s competitors, or also bottle and distribute a competitor’s products, such as PepsiCo and Coca-Cola affiliated bottlers. The majority of these bottlers’ business comes from selling either their own products or the combined company’s competitors’ products. In addition, some of the products DPSG and Keurig manufacture are distributed by third parties. As independent companies, these bottlers and distributors make their own business decisions. They may have the right to determine whether, and to what extent, they produce and distribute the combined company’s products, the combined company’s competitors’ products and their own products. They may devote more resources to other products or take other actions detrimental to the combined company’s brands. In most cases, they are able to terminate their bottling and distribution arrangements with DPSG and Keurig without cause. The combined company may need to increase support for its brands in their territories and may not be able to pass price increases through to them. Their financial condition could also be adversely affected by conditions beyond their control, and their business could suffer as a result. Deteriorating economic conditions could negatively impact the financial viability of third-party bottlers.
The combined company will continue to rely on the performance of a limited number of suppliers, manufacturers and order fulfillment companies.
A small number of companies manufacture the vast majority of Keurig’s brewing systems, with a majority of the brewing systems it sells being procured from one third-party brewing system manufacturer. If these manufacturers are not able to scale their manufacturing operations to match increasing consumer demand for Keurig’s brewing systems at competitive costs, the combined company’s overall results will be negatively affected. In addition, Keurig relies on a limited number of key suppliers and distribution and fulfillment partners for material aspects of its business. As a result, the combined company may have limited negotiation leverage with regards to these suppliers, which could negatively affect the business and financial performance of the business of the combined company following the merger.

Substantial disruption to production at the combined company’s manufacturing and distribution facilities could occur.
A disruption in production at DPSG’s beverage concentrates manufacturing facility, which manufactures almost all of DPSG’s concentrates, or at Keurig’s facilities, could have a material adverse effect on the business of the combined company. In addition, a disruption could occur at any of the combined company’s other facilities or those of the combined company’s suppliers, bottlers, contract manufacturers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, contractual dispute, government regulation, cybersecurity attacks or terrorism. Moreover, if demand increases more than the combined company forecasts, it will need to either expand its capabilities internally or acquire additional capacity. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more than existing facilities or may take a significant time to start production, each of which could negatively affect the business and financial performance of the business of the combined company.
Fluctuations in the combined company’s effective tax rate may result in volatility in the combined company’s operating results.
The combined company will be subject to income taxes and non-income-based taxes in many U.S. and certain foreign jurisdictions. Income tax expense includes a provision for uncertain tax positions. At any one time, many tax years are subject to audit by various taxing jurisdictions. As these audits and negotiations progress, events may occur that change the combined company’s expectation about how the audit will ultimately be resolved. As a result, there could be ongoing variability in the combined company’s quarterly and/or annual tax rates as events occur that cause a change in the combined company’s provision for uncertain tax positions. In addition, the combined company’s effective tax rate in any given financial statement period may be significantly impacted by changes in the mix and level of earnings or by changes to existing accounting rules, tax regulations or interpretations of existing law. In addition, tax legislation may be enacted in the future, domestically or abroad, that impacts the combined company’s effective tax rate. Among other things, a number of countries are considering changes to their tax laws applicable to multinational corporate groups, such as the recently enacted U.S. tax reform legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “TCJA”). Some foreign governments may enact tax laws in response to the TCJA that could result in further changes to global taxation and materially affect the combined company’s financial position and operating results. Moreover, many of the new provisions of the TCJA will need to be implemented through U.S. Department of Treasury regulations and other guidance that could impact the interpretation and effect of these provisions. Changes in tax laws, regulations, related interpretations, and tax accounting standards in the U.S. and various foreign jurisdictions in which the combined company will operate may adversely affect its financial results.
U.S. and international laws and regulations could adversely affect the combined company’s businesses.
The combined company’s products will be subject to a variety of federal, state and local laws and regulations in the U.S., Canada, Mexico and other countries in which the combined company will do business. These laws and regulations apply to many aspects of the combined company’s businesses including the manufacture, safety, sourcing, labeling, storing, transportation, marketing, advertising, distribution and sale of its products. Other laws and regulations that may impact the combined company’s businesses relate to the environment, relations with distributors and retailers, employment, privacy, health and trade practices. The combined company’s expanding international business will also expose its business to economic factors, regulatory requirements, increasing competition and other risks associated with doing business in foreign countries. The combined company’s international businesses will be also subject to U.S. laws, regulations and policies, including anti-corruption and export laws and regulations.
Violations of these laws or regulations in the manufacture, safety, sourcing, labeling, storing, transportation, advertising, distribution and sale of the combined company’s products could damage the combined company’s reputation and/or result in criminal, civil or administrative actions with substantial financial penalties and operational limitations. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations, could result in increased compliance costs or capital expenditures or significant challenges to the combined company’s ability to continue to produce and sell products that generate a significant portion of the combined company’s sales and profits. For example, changes in recycling and bottle deposit laws or special taxes on soft drinks or ingredients could increase the combined company’s costs. In addition, changes in legislation imposing tariffs on or restricting the importation of the combined company’s products or raw materials required to make the combined company’s products, restricting the sale of pods, requiring compostability of pods, limiting the ability of consumers to put pods into municipal waste or recycling streams or requiring manufacturers of pods to pay so-called responsible producer or other fees to local or other governmental entities in connection with the collection, recycling or disposition of pods could increase costs for the combined company or, at least for some period of time, cut off a significant source of sales and profits of the combined company following the merger. Regulatory focus on the health, safety and marketing of food products is increasing. Certain federal or state regulations or laws affecting the labeling of the combined company’s products, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, are or could become applicable to the combined company’s products.

Fluctuations in foreign currency exchange rates in Mexico and Canada may adversely affect the combined company’s operating results.
While the combined company’s operations will be predominately in the U.S., the combined company will be exposed to foreign currency exchange rate risk with respect to its sales, expenses, profits, assets and liabilities denominated in the Mexican peso, the Canadian dollar as well as other foreign currencies in which the combined company transacts business. The combined company may continue to hedge a small portion of its exposure to foreign currency fluctuations by utilizing derivative instruments for certain transactions. However, the combined company will not be protected against most foreign currency fluctuations.
As a result, the financial performance of the combined company may be affected by changes in foreign currency exchange rates. Moreover, any favorable or unfavorable impacts to gross profit, gross margin and income from operations from fluctuations in foreign currency exchange rates are likely to be inconsistent year over year.
Following the merger, the combined company will continue to be exposed to foreign currency exchange rate risk that it may not be able to manage through derivative instruments and it may incur material losses from such transactions utilizing derivative instruments.
The combined company will continue to depend on key information systems and third-party service providers.
The combined company will continue to depend on key information systems to accurately and efficiently transact its businesses, provide information to management and prepare financial reports. The combined company will rely on third-party providers for a number of key information systems and business processing services, including hosting, collecting, storing and transmitting its primary data center and processing various benefit-related accounting and transactional services. The combined company’s information systems will contain proprietary and other confidential information related to the combined company’s businesses. These systems and services are vulnerable to interruptions or other failures resulting from, among other things, natural disasters, terrorist attacks, software, equipment or telecommunications failures, processing errors, computer viruses, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers or other business disruptions, all of which could negatively affect the combined company’s business and financial performance.
In addition, because Maple accepts debit and credit cards for payment, Maple is subject to the Payment Card Industry Data Security Standard (the “PCI Standard”), issued by the Payment Card Industry Security Standards Council. The PCI Standard contains compliance guidelines with regard to Maple’s security surrounding the physical and electronic storage, processing and transmission of cardholder data. Maple is not fully compliant with the PCI Standard and there can be no assurance that in the future Maple will be able to operate its facilities and its customer service and sales operations in accordance with PCI or other industry recommended or contractually required practices. Maple is in the process to be in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to achieve compliance with the PCI Standard or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of Maple’s operations. Even if Maple is compliant with PCI Standard, Maple still may not be able to prevent security breaches. Any material interruptions or failures in Maple’s payment-related systems could negatively affect the combined company’s business and financial performance.
In addition, some of the combined company’s commercial partners may receive or store information provided by the combined company or its users through their websites, including information entrusted to them by customers. If it or these third-party commercial partners fail to adopt or adhere to adequate information security practices, or fail to comply with their respective online policies, or in the event of a breach of the combined company’s networks, its users’ data and customer information may be improperly accessed, used or disclosed.
As cybersecurity attacks continue to evolve and increase, the combined company’s information systems could also be penetrated or compromised by internal and external parties intent on extracting confidential information, disrupting business processes or corrupting information. These risks could arise from external parties or from acts or omissions of internal or service provider personnel. Such unauthorized access could disrupt the combined company’s business and could result in the loss of assets, litigation, regulatory actions or investigations, remediation costs, damage to the combined company’s reputation and failure to retain or attract customers following such an event, which could adversely affect the combined company’s business.

The combined company’s intellectual property rights could be infringed or the combined company could infringe the intellectual property rights of others, and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm the combined company’s business.
The combined company will possess intellectual property that is important to the combined company’s business. This intellectual property includes ingredient formulas, trademarks, copyrights, patents, business processes and other trade secrets. The combined company and third parties, including competitors, could come into conflict over intellectual property rights. Litigation could disrupt the combined company’s business, divert management attention and cost a substantial amount to protect the combined company’s rights or defend against claims. The combined company cannot be certain that the steps it takes to protect its rights will be sufficient or that others will not infringe or misappropriate its rights. If the combined company is unable to protect its intellectual property rights, the combined company’s brands, products and business could be harmed.
The combined company will continue to license various trademarks from third parties and license their trademarks to third parties. In some countries, third parties own a particular trademark or other intellectual property that the combined company will own in the U.S., Canada or Mexico. For example, the Dr Pepper trademark and formula is owned by Coca-Cola outside North America. Adverse events affecting those third parties or their products could negatively impact the combined company’s brands.
In some cases, the combined company will license rights to distribute third-party products. The licensor may be able to terminate the license arrangement upon an agreed period of notice, in some cases without payment to the combined company of any termination fee. The termination of any material license arrangement could adversely affect the combined company’s business and financial performance.
Litigation or legal proceedings could expose the combined company to significant liabilities and damage the combined company’s reputation.
The combined company will be party to various litigation claims and legal proceedings that may include employment, tort, real estate, antitrust, environmental, intellectual property, commercial, securities, false advertising, product labeling, consumer protection and other claims. From time to time the combined company may be a defendant in class action litigation, including litigation regarding employment practices, product labeling, including under California’s “Proposition 65,” public statements and disclosures under securities laws, antitrust, advertising, consumer protection and wage and hour laws. Plaintiffs in class action litigation may seek to recover amounts that are large and may be indeterminable for some period of time. In connection with the Transactions, purported DPSG stockholders have also filed five lawsuits against DPSG and each member of the Board in federal court and one putative class action lawsuit in the Delaware Court seeking to enjoin the merger and other relief. The combined company will evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. The combined company will establish a reserve as appropriate based upon assessments and estimates in accordance with the combined company’s accounting policies. The combined company will base its assessments, estimates and disclosures on the information available to it at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Costs to defend litigation claims and legal proceedings and the cost and any required actions arising out of actual settlements, judgments or resolutions of these claims and legal proceedings may negatively affect the combined company’s business and financial performance. Any adverse publicity resulting from allegations made in litigation claims or legal proceedings may also adversely affect the combined company’s reputation, which in turn could adversely affect the combined company’s results of operations.
The combined company’s financial results may be negatively impacted by recession, financial and credit market disruptions and other economic conditions.
Changes in economic and financial conditions in the U.S., Canada, Mexico, the Caribbean or other geographies where the combined company will do business may negatively impact consumer confidence and consumer spending, which could result in a reduction in the combined company’s sales volume and/or switching to lower price offerings. After the merger, the combined company will continue to be impacted by consumer price sensitivity associated with many of the combined company’s products. Similarly, disruptions in financial and credit markets worldwide may impact the combined company’s ability to manage normal commercial relationships with customers, suppliers and creditors. These disruptions could have a negative impact on the ability of the combined company’s customers to timely pay their obligations, thus reducing the combined company’s cash flow, or the ability of the combined company’s vendors to timely supply materials. Additionally, these disruptions could have a negative effect on the combined company’s ability to raise capital through the issuance of unsecured commercial paper or senior notes.
The combined company could also face increased counterparty risk for its cash investments and hedging arrangements. Declines in the securities and credit markets could also affect the combined company’s marketable securities and pension fund, which in turn could increase funding requirements.

Weather, natural disasters, climate change legislation and the availability of water could adversely affect the business of the combined company.
Unseasonable or unusual weather, natural disasters or long-term climate changes may negatively impact the price or availability of raw materials, energy and fuel, the combined company’s ability to produce and demand for the products of the combined company following the merger. Unusually cool weather during the summer months or unusually warm weather during the winter months may result in reduced demand for the combined company’s products and have a negative effect on the combined company’s business and financial performance.
There is growing political and scientific sentiment that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns (“global warming”). Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas (“GHG”) emissions. For example, proposals that would impose mandatory requirements on GHG emissions continue to be considered by policy makers in the countries in which the combined company will operate. Laws enacted that directly or indirectly affect the combined company’s production, distribution, packaging (including pods and the disposal of pods), cost of raw materials, fuel, ingredients and water could all negatively impact the combined company’s business and financial results.
The combined company also may be faced with water availability risks. Water is the main ingredient in substantially all of DPSG’s and Keurig’s products. Climate change may cause water scarcity and a deterioration of water quality in areas where the combined company maintain operations. The competition for water among domestic, agricultural and manufacturing users is increasing in the countries where the combined company operates, and as water becomes scarcer or the quality of the water deteriorates, the combined company may incur increased production costs or face manufacturing constraints which could negatively affect the combined company’s business and financial performance. Even where water is widely available, water purification and waste treatment infrastructure limitations could increase costs or constrain the combined company’s operations.
The combined company will also be faced with the impact of decreased or shifting agricultural productivity in certain regions of the world as a result of changing weather patterns which may limit availability or increase the cost of key agricultural commodities, such as coffee and tea, which are important sources of ingredients for Keurig’s products.
Increases in the combined company’s cost of benefits in the future could reduce the combined company’s profitability.
The combined company’s profitability is substantially affected by costs for employee health care, pension and other retirement programs and other benefits. In recent years, these costs have increased significantly due to factors such as increases in health care costs, declines in investment returns on pension assets and changes in discount rates used to calculate pension and related liabilities. These factors plus the enactment of the Patient Protection and Affordable Care Act in March 2010 will continue to put pressure on the combined company’s business and financial performance. Although the combined company will actively seek to control increases in costs, there can be no assurance that it will succeed in limiting future cost increases, and continued upward cost pressure could have a material adverse effect on the combined company’s business and financial performance.
The combined company may not be able to renew collective bargaining agreements on satisfactory terms, or the combined company could experience union activity including labor disputes or work stoppages.
Following the merger, approximately 7,900 of the employees of the combined company will be covered by collective bargaining agreements. These agreements typically expire every three to four years at various dates. The combined company may not be able to renew its collective bargaining agreements on satisfactory terms or at all. This could result in labor disputes, strikes or work stoppages, which could impair the combined company’s ability to manufacture and distribute the combined company’s products and result in a substantial loss of sales. The terms of existing, renewed or expanded agreements could also significantly increase the combined company’s costs or negatively affect the combined company’s ability to increase operational efficiency.
The combined company’s facilities and operations may require substantial investment and upgrading.
The combined company will have programs of investment and upgrading in the combined company’s manufacturing, distribution and other facilities. The combined company may continue to incur significant costs to upgrade or keep up-to-date various facilities and equipment or restructure its operations, including closing existing facilities or opening new ones. If the combined company’s investment and restructuring costs are higher than anticipated or the combined company’s business does not develop as anticipated to appropriately utilize new or upgraded facilities, the combined company’s costs and financial performance could be negatively affected.

Due to the seasonality of many of Keurig’s products and DPSG’s business and other factors such as adverse weather conditions, the combined company’s operating results will be subject to fluctuations.
Historically, Keurig has experienced increased sales of the Keurig® brewing systems in Keurig’s first fiscal quarter (generally October through December) due to the holiday season. If sales of Keurig® brewing systems during the holiday season do not meet expectations, sales of Keurig’s pods throughout the remainder of the fiscal year will be negatively impacted. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact Keurig’s business. In addition, DPSG’s and Keurig’s operating results can be impacted by seasonal fluctuation. As a result, the combined company’s quarterly operating results will be subject to these same seasonality factors.
Failure to comply with applicable transfer pricing and similar regulations could harm the combined company’s businesses and financial results.
In many countries, including the U.S., the combined company will be subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned and are taxed accordingly.
Although DPSG and Keurig believe that they are in substantial compliance with all applicable regulations and restrictions, the combined company will be subject to the risk that governmental authorities could audit DPSG’s, Keurig’s or the combined company’s transfer pricing and related practices and assert that additional taxes are owed.
In the event that the audits or assessments are concluded adversely to the positions of the combined company, it may or may not be able to offset or mitigate the consolidated effect of foreign income tax assessments through the use of U.S. foreign tax credits. Because the laws and regulations governing U.S. foreign tax credits are complex and subject to periodic legislative amendment, the combined company cannot be sure that it will in fact be able to take advantage of any foreign tax credits in the future.
The combined company’s financial performance will be highly dependent upon the sales of Keurig® brewing systems and pods.
A significant percentage of the combined company’s financial performance will be attributable to sales of pods for use with Keurig® brewing systems. For Keurig’s fiscal year ended September 30, 2017, revenue from pods represented approximately 80% of Keurig’s consolidated net revenue. Revenue from pods would have represented approximately 31% of the combined company’s pro forma consolidated revenue for the three months ended March 31, 2018. Continued acceptance of Keurig® brewing systems and sales of pods to an increasing installed base will be significant factors in the combined company’s growth plans. Any substantial or sustained decline in the sale of Keurig® brewing systems, failure to continue to reduce the cost of Keurig® brewers, or substantial or sustained decline in the sales of pods would materially adversely affect the combined company’s business. Keurig® brewing systems compete against all sellers and types of coffeemakers. If the combined company does not succeed in continuing to reduce the costs of manufacturing Keurig® brewing systems or differentiating Keurig® brewing systems from the combined company’s competitors in the coffeemaker category, based on technology, quality of products, desired brands or otherwise, or the combined company’s competitors adopt their respective strategies, the combined company’s competitive position may be weakened and its sales of Keurig® brewing systems and pods, and accordingly, the combined company’s business and financial performance may be materially adversely affected.
Failure to maintain strategic relationships with well-recognized brands/brand owners and private label brands could adversely impact the combined company’s future growth and business.
Keurig has entered into strategic relationships for the manufacturing, distribution, and sale of pods with well-regarded beverage companies such as Dunkin’ Brands Group, Inc., The J.M. Smucker Company, Newman’s Own® Organics, Kraft Heinz, Peet’s Coffee & Tea, and Starbucks Corporation, as well as with retailers such as Costco Wholesale Corporation, The Kroger Co. and WalMart for their private label brands. As independent companies, Keurig’s strategic partners make their own business decisions which may not align with its or, following the merger, the combined company’s interests. If the combined company is unable to provide an appropriate mix of incentives to its strategic partners through a combination of premium performance and service, pricing, and marketing and advertising support, or if these strategic partners are not satisfied with the combined company’s brand innovation and technological or other development efforts, they may take actions, including entering into agreements with competing pod contract manufacturers or vertically integrating to manufacture their own pods. Increasing competition among pod manufacturers and the move to vertical integration may result in price compression, which could have an adverse effect on the gross margins of the combined company. The loss of strategic partners could also adversely impact the combined company’s future profitability and growth, awareness of Keurig® brewing systems, the combined company’s ability to attract additional branded or private label parties to do business with it or its ability to attract new consumers to buy Keurig® brewing systems.

Obsolete inventory may result in reduced prices or write-downs.
In order to be successful, the combined company must manage brewing system inventory effectively. As the combined company innovates and introduces new brewing systems to the marketplace, existing brewing systems are at an increased risk of inventory obsolescence. If it is determined that the combined company has excess brewing systems, it may be necessary to reduce prices and write-down inventory which could have an adverse effect on the combined company’s business, financial condition, and results of operations. As the combined company launches new beverage platforms, risk of excess inventory also exists if the combined company is unable to accurately forecast demand for these new products. If the combined company is unable to accurately forecast demand for its respective products, and inventory expires or becomes unusable prior to its use, its respective businesses, financial conditions and results of operations could be adversely affected.
Conversely, if new brewing systems’ launches are delayed, the combined company may have insufficient existing brewing system inventory to meet customer demand which could result in lost revenue opportunities and have an adverse impact on financial results.
The combined company will rely on independent certification for a number of products. Loss of certification within the combined company’s supply chain or as related to manufacturing processes could harm the combined company’s businesses.
The combined company will rely on independent certification, such as certifications of products as “organic” or “Fair Trade,” to differentiate some products from others. The combined company must comply with the requirements of independent organizations or certification authorities in order to label its products as certified. The loss of any independent certifications could adversely affect the combined company’s marketplace position, which could harm its businesses.
Management's discussion and analysis of financial condition and results of operations of Maple
Unless otherwise specified or the context otherwise requires, all references in this section to "Maple," "the company," "we," "us" or "our" refer, collectively, to Maple Parent Holdings Corp. and its subsidiaries, including Keurig Green Mountain, Inc. or "Keurig."
The following discussion and analysis of our historical consolidated financial statements covers periods before and after the Keurig Acquisition (as defined below) and should be read in conjunction with the consolidated financial statements of Maple and related notes which are included elsewhere in this Exhibit 99.2 to KDP's Current Report on Form 8-K/A. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled "Risk Factors-Risks Relating to Our, Keurig's and the Combined Company's Businesses" included elsewhere in DPSG's definitive proxy statement, filed on May 29, 2018.
Uncertainties and trends affecting Maple's business
Maple's business activities are subject to some trends and uncertainties, such as:
Increased competition
Maple competes with major international beverage and appliance companies. Maple’s ability to gain or maintain share of sales in the global marketplace or in various local marketplaces or maintain or enhance its relationships with its partners and customers may be impacted by actions of competitors, including increased consolidation in the food and beverage industry and an increase in the number of competitive pod contract manufacturers.
Changing beverage environment and retail landscape
Maple is impacted by evolution in the beverage environment as a result of changes in consumer preferences, shifting consumer tastes and needs, changes in consumer lifestyles, and competitive product and pricing pressures.
Product innovation
Maple’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, manufacture, market and sell new or improved products in these changing marketplaces.
Strategic relationships
Maple has entered into strategic relationships for the manufacturing, distribution, and sale of pods with well-regarded beverage companies. If Maple is unable to provide an appropriate mix of incentives to its strategic partners or if its strategic partners are not satisfied with its brand innovation and technological or other development efforts, they may enter into agreements with competing pod contract manufacturers or vertically integrate to manufacture their own pods.

Fluctuations in foreign exchange rates
Maple is exposed to foreign currency risks associated with its Canada business. Maple uses instruments such as U.S. dollar denominated coffee hedging arrangements and foreign currency forward contracts to mitigate its foreign currency exchange risk.
Factors Affecting Quarterly Performance
Historically, Maple has experienced variations in sales and earnings from quarter to quarter due to the holiday season and a variety of other factors, including, but not limited to, the cost of green coffee, competitor initiatives, marketing programs, weather and special or unusual events. Because of the seasonality of its business, results for any quarter are not necessarily indicative of the results that may be achieved for any other quarter or the full fiscal year.
Periods Presented
Maple, which is beneficially owned by a group of investors led by JAB Holdings B.V., a Dutch Besloten Vennootschap met beperkte aansprakelijkheid (private company with limited liability) (“JAB”) and Mondelēz LLC, completed the acquisition of Keurig on March 3, 2016 (the "Keurig Acquisition"). As a result of the Keurig Acquisition, Maple is the "successor" to Keurig and established a new basis of accounting on March 3, 2016. The accompanying consolidated financial statements and the discussion and analysis herein presented for periods prior to March 3, 2016 represent the operations of the predecessor, Keurig (the "Predecessor") and periods on or after March 3, 2016, represent the operations of the successor, Maple (the "Successor"). The Successor period began on December 4, 2015, the incorporation date of the merger sub in the Keurig Acquisition and includes the Keurig Acquisition as of March 3, 2016. The fiscal year ended September 24, 2016 includes the Predecessor period from September 27, 2015 through March 2, 2016 (the "Fiscal 2016 Predecessor Period") and the Successor period from December 4, 2015 through September 24, 2016 (the "Fiscal 2016 Successor Period").
Maple is a holding company that does not have any operations or material assets other than its indirect equity interests in Keurig. All of the operations of Maple and its intermediate subsidiary, Maple Parent Corp. ("Maple Subsidiary"), are conducted through Keurig and its subsidiaries. Maple Subsidiary, which was incorporated on December 4, 2015, is also a holding company which did not conduct any business operations prior to the Keurig Acquisition other than incurring transaction costs relating to that acquisition.
General
Maple’s fiscal year ends on the last Saturday in September. Consequently, every fifth fiscal year includes 53 weeks rather than 52 weeks. Maple’s fiscal year 2017 included 53 weeks, resulting in one additional operating week in the fiscal fourth quarter. The inclusion of the 53rd week in fiscal 2017 contributed an additional approximately $91 million to our net sales and an estimated additional approximately $19 million to our operating income.
Maple’s fiscal years 2017 and 2015 represent the years ended September 30, 2017 and September 26, 2015, respectively. For 2016, Maple’s fiscal periods consisted of the Fiscal 2016 Predecessor Period and the Fiscal 2016 Successor Period as described above. Unless otherwise noted, any reference in this section to a year preceded by the word “fiscal” refers to the fiscal year ended on the last Saturday in September of that year. For example, references to “fiscal 2017” refer to the fiscal year ended September 30, 2017. Any reference to a year not preceded by “fiscal” refers to a calendar year. Following the consummation of the Merger Transactions, the combined company adopted a calendar fiscal year.
Basis of Presentation
Included in this presentation are discussions and reconciliations of operating income and net income in accordance with Generally Accepted Accounting Principles in the United States ("US GAAP," "GAAP") and operating income and net income, in each case excluding certain expenses and losses. Maple refers to these performance measures as non-GAAP operating income and non-GAAP net income. These non-GAAP financial measures exclude legal and accounting expenses related to antitrust litigation, the completed Securities and Exchange Commission ("SEC") inquiry as it relates to prior periods, non-cash related items such as amortization of identifiable intangibles, losses on fixed asset impairment, abandonment write-downs and certain stock compensation expense, as well as acquisition and integration expenses related to the Keurig Acquisition and restructuring expenses, each of which include adjustments to show the tax impact of excluding these items. Each of these adjustments was selected because management uses these non-GAAP measures in discussing and analyzing its results of operations. We believe that providing investors with the same information that is used by management ensures that investors have the same data to make comparisons to our historical operating results, identify trends in our underlying operating results and gain additional insight and transparency on how we evaluate our business.

Maple uses the non-GAAP financial measures to establish and monitor budgets and operational goals, to evaluate the performance of the company and as the basis for incentive compensation. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures to analyze the Company's performance would have material limitations because the calculation for each non-GAAP financial measure is based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant, therefore, Maple presents both the GAAP and non-GAAP financial measures of its results. Although other companies report non-GAAP operating income and non-GAAP net income, numerous methods may exist for calculating a company's non-GAAP operating income and non-GAAP net income. As a result, the method used by Maple's management to calculate non-GAAP financial measures may differ from the methods used by other companies to calculate their non-GAAP financial measures, and similarly named measures may not be comparable.
The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Maple-Net Income, Non-GAAP Operating Income and Non-GAAP Net Income."
All financial measures presented as the Combined Fiscal 2016 Period measures represent the addition of the Fiscal 2016 Predecessor Period and the Fiscal 2016 Successor Period for said financial measure, with no other adjustments made, and are non-GAAP financial measures.
Summary Financial Data of Maple
The following table presents certain financial data of Maple expressed as a percentage of net sales for the periods denoted below:

(in millions)	Successor				Predecessor
	October 1, 2017 to June 30, 2018	September 25, 2016 to June 24, 2017	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016	September 27, 2014 to September 26, 2015
	(Unaudited)	(Unaudited)
Net sales	$3,067	$3,129	$4,269	$2,293	$2,025	$4,520
Cost of sales	1,599	1,645	2,239	1,220	1,354	2,912
Gross profit	1,468	1,484	2,030	1,073	671	1,608
Selling, general and administrative expenses	614	593	836	439	334	827
Transportation and warehouse costs	170	192	250	135	—	—
Transaction costs	80	—	—	102	187	—
Restructuring expenses	20	30	45	4	3	15
Operating income	584	669	899	393	147	766
Other income (loss), net	—	2	(1)	2	2	1
Gain (loss) on financial instruments, net	58	5	14	(14)	1	8
Gain (loss) on foreign currency, net	(24)	43	33	5	(2)	(22)
Loss on extinguishment of debt	(6)	(83)	(85)	(5)	(6)	—
Interest expense-Related Party	(76)	(75)	(100)	(60)	—	—
Interest expense	(114)	(157)	(193)	(157)	(3)	(2)
Income before income taxes	422	404	567	164	139	751
Income tax benefit (expense)	372	(138)	(184)	(55)	(39)	(252)
Net income	$794	$266	$383	$109	$100	$499
Net income attributable to noncontrolling interests	10	4	5	—	—	1
Net income attributable to Maple Parent Holdings Corp	$784	$262	$378	$109	$100	$498
As our financial information prior to the Keurig Acquisition is not comparable to the financial information subsequent to the Keurig Acquisition, the following discussion presents our results for the nine months ended June 30, 2018 and June 24, 2017 on a comparative basis and for Fiscal 2017, Fiscal 2016 Successor Period, Fiscal 2016 Predecessor Period and Fiscal 2015 separately without reference to comparative periods. We expect to continue to report periods subsequent to the Keurig Acquisition on a comparative basis.

Nine Months Ended June 30, 2018 Compared to Nine Months Ended June 24, 2017
Sales Volumes
Brewer sales volumes increased, 1%, driven primarily by new brewer models, while pod sales volumes increased by 8%, as a result of growth in the pod category.
Net Sales
Net sales for the nine months ended June 30, 2018 decreased by $62 million, or 2.0%, to $3,067 million as compared to $3,129 million reported in the same fiscal period in 2017. The primary drivers of the change in net sales included:

•	Increased sales volume, which increased net sales by 9% due to household penetration growth of Keurig® single-serve system.

•	Unfavorable rate, primarily driven by increased trade spend with our pod business partners, which decreased net sales by 6%.

•	Unfavorable product mix, which lowered net sales by 5%.
Gross Profit
Gross profit for the nine months ended June 30, 2018 was $1,468 million, or 47.9% of net sales (gross margin), a decrease of 1.0% as compared to $1,484 million, or 47.4% of net sales (gross margin), in the same fiscal period in 2017. The following drivers impacted the 50 basis point gross margin decrease in the nine months ended June 30, 2018:

•	Unfavorable pod net price realization which reduced gross margin by approximately 270 basis points.

•	Approximately 360 basis points improvement driven primarily by ongoing productivity improvements.

•	A decrease of approximately 60 basis points due to an increase in other manufacturing costs.

•	An increase of approximately 20 basis points due to mix improvement, driven by brewers.
Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses increased 4% to $614 million in the nine months ended June 30, 2018 from $593 million in the same fiscal period in 2017. As a percentage of net sales, SG&A expenses increased to 20% in the nine months ended June 30, 2018 compared to 18.9% in the same fiscal period in 2017. The 1.1% increase in the nine months ended June 30, 2018 over the same fiscal period in 2017 was primarily attributed to a 43%, or $36 million, increase in advertising and promotional spending primarily associated with television media campaigns aimed at driving household penetration of the Keurig single-serve system, and a 20% or $15 million increase in intangible asset amortization expense. These expenses were partially offset by a 27% or $35 million decrease in administrative expenses.
Transportation and Warehouse Costs
Transportation and Warehouse Costs decreased 12% to $170 million in the nine months ended June 30, 2018 from $192 million in the same fiscal period in 2017. The decrease in Transportation and Warehouse costs was primarily attributed to ongoing productivity initiatives in logistics.
Transaction Costs
Transaction costs increased $80 million in the nine month period ended June 30, 2018 as compared to the prior year period due to the DPSG Merger.
Operating Income
Operating income in the nine months ended June 30, 2018 was $584 million, a decrease of $85 million as compared to $669 million in the same fiscal period in 2017.
Gain on Financial Instruments, Net
Maple realized $58 million in net gains on financial instruments not designated as hedges for accounting purposes during the nine months ended June 30, 2018, as compared to $5 million in net gains during the same fiscal period in 2017. The net gains were primarily attributable to interest rate swaps that hedge interest rate exposure on our term loan and revolving credit facility.

Gain (Loss) on Foreign Currency, Net
Maple has certain assets and liabilities that are denominated in foreign currencies. During the nine months ended June 30, 2018, Maple realized a net foreign currency loss of $24 million as compared to a net gain of $43 million during the same fiscal period in 2017. The net foreign currency exchange losses were primarily attributable to the change in the exchange rate of the U.S. dollar to the Canadian dollar.
Loss on Extinguishment of Debt
Maple realized $6 million in losses related to the extinguishment of debt from voluntary prepayments of our long term debt in the nine months ended June 30, 2018 as compared to $83 million in losses related to the extinguishment of debt in the same fiscal period in 2017.
Interest Expense and Interest Expense-Related Party
Interest expense was $190 million in the nine months ended June 30, 2018, as compared to $232 million in the same fiscal period in 2017. The decrease in interest expense was primarily due to refinancing $1.2 billion in Term B Facility debt in June 2017 and the $804 million reduction of Term A Facility and revolving debt. Related party interest on related party term loans was $76 million in the nine months ended June 30, 2018 representing 40.2% of the total interest expense incurred within the period. Related party interest continues to represent an increasing percentage of the company's overall interest expense due to the reduction in the company's outstanding third party long-term debt.
Income Tax
Maple's effective income tax rate was (88.3)% for the nine months ended June 30, 2018 as compared to a 34.3% effective tax rate for the same fiscal period in 2017.
The effective tax rate for June 30, 2018 was primarily impacted by a 24.5% blended (as defined in the Internal Revenue Code) U.S. Federal statutory rate as well as the net tax benefits related to a U.S. deferred tax rate change of $493 million as a result of the enactment of the Taxes Cuts and Jobs Act ("TCJA"), and Section 199 deduction, which is partially offset by a repatriation tax as a result of the enactment of the TCJA, transaction costs, and state taxes.
The effective tax rate for the nine months ended June 24, 2017 was primarily impacted by a 35.0% U.S. Federal statutory rate, and net tax benefits related to foreign tax rate differential and Section 199 deductions, which was partially offset by state taxes.
Net Income
Net income in the nine months ended June 30, 2018 was $794 million, an increase of $528 million, or 198.9%, as compared to $266 million in the same fiscal period in 2017.
Fiscal 2017
Net Sales
Net sales for Fiscal 2017 were $4,269 million. Fiscal 2017 included a 53rd week which added approximately $91 million or 2.0% to Fiscal 2017 net sales growth. Our net sales were positively impacted by improved volume, but such improvements were offset by negative mix and increased trade spend.
Gross Profit
Gross profit for Fiscal 2017 was $2,030 million, or 47.6% of net sales. Our gross profit was positively impacted by ongoing pod and brewer productivity programs, the discontinuation of the Keurig® Kold™ product line, product mix primarily associated with selling fewer Keurig K2.0 brewing systems versus Keurig 1.0 brewing systems and negatively impacted by an increase in other manufacturing costs.
SG&A Expenses
SG&A expenses for Fiscal 2017 were $836 million, or 19.6% of net sales. Our SG&A expenses were primarily attributable to increased expenses related to amortization of intangible assets of $96 million and stock compensation of $54 million.
Transportation and Warehouse Costs
Transportation and Warehouse Costs for Fiscal 2017 were $250 million, or 5.9% of net sales. There was a change in our accounting policy following the Keurig Acquisition. In periods following the Keurig Acquisition, including the Fiscal 2016 Successor Period, logistics costs were recorded in Transportation and Warehouse costs whereas in all periods prior to the Keurig Acquisition, including the Fiscal 2016 Predecessor Period, Transportation and Warehouse costs were recorded in gross profit and not reported separately in the income statement.

Restructuring Expenses
For Fiscal 2017, Maple reorganized some activities that resulted in expenses of $45 million. For a detailed discussion of Maple’s restructuring programs, see “-Restructuring Programs” at the end of this section.
Operating Income
For Fiscal 2017, total operating costs were $1,131 million resulting in an operating income of $899 million, or 21.1% of net sales.
Gain (Loss) on Financial Instruments, Net
For Fiscal 2017, Maple realized a net gain of $14 million on its financial instruments. The gain was primarily attributable to interest rate swaps that hedge interest rate exposure on our term loan A and revolving credit facility.
Gain (Loss) on Foreign Currency, Net
For Fiscal 2017, Maple realized a net gain of $32 million due to some of its assets and liabilities being denominated in foreign currency. The net gain was primarily attributable to the extinguishment of the euro denominated debt.
Loss on Extinguishment of Debt
For Fiscal 2017, Maple realized a net loss of $85 million from voluntary prepayments of its long term debt.
Interest Expense and Interest Expense-Related Party
For Fiscal 2017, third party interest expense was $192 million and related party interest expense was $100 million for a total interest expense of $292 million. The interest expenses was primarily attributable to incurring a full year of interest expense on the outstanding debt obtained in March 2016 in connection with the Keurig Acquisition, as well as the outstanding term loans with two related parties, the Sponsor and Mondelēz, with a combined principal balance of approximately $1,815 million which bears an interest rate of 5.5% and mature in 2023.
Income Tax
For Fiscal 2017, income tax expense was $184 million, or 32.5% of income before income tax. The effective tax rate for Fiscal 2017 was primarily impacted by a 35.0% U.S. Federal statutory rate, and the net tax benefits of tax credits generated from current year foreign earnings recognized in the United States, Section 199 deductions, foreign tax rate differential, partially offset by U.S. taxation of foreign earnings, state taxes, valuation allowance for deferred tax assets, and ASC 740-10 uncertain tax positions.
Net Income
For Fiscal 2017, net income was $383 million, or 9% of net sales.
Fiscal 2016 Successor Period
Net Sales
Net sales for the Fiscal 2016 Successor Period were $2,293 million. Our net sales were negatively impacted by a decrease in hot pod sales, a decrease in hot brewers and accessories sales and a decrease in other product sales.
Gross Profit
Gross profit for the Fiscal 2016 Successor Period was $1,073 million, or 46.8% of net sales. Our gross profit was positively impacted by ongoing pod and brewer productivity initiatives and other manufacturing costs improvements, lower obsolescence expense and the accounting treatment of logistics costs following the Keurig Acquisition.
SG&A Expenses
SG&A expenses for the Fiscal 2016 Successor Period were $439 million, or 19.1% of net sales. Our SG&A expenses benefited from lower R&D costs and advertising and promotional spending.
Transportation and Warehouse Costs
Transportation and Warehouse Costs for the Fiscal 2016 Successor Period were $135 million, or 5.9% of net sales. In periods following the Keurig Acquisition, including the Fiscal 2016 Successor Period, logistics costs were recorded in Transportation and Warehouse costs whereas in all periods prior to the Keurig Acquisition, including the Fiscal 2016 Predecessor Period, Transportation and Warehouse costs were recorded in gross profit and not reported separately in the income statement.

Transaction Costs
For the Fiscal 2016 Successor Period, Maple recognized Keurig Acquisition transaction costs of $102 million. Transaction costs generally included personnel-related costs associated with the change in control, cash settlements of previously unvested stock-based awards and other acquisition-related charges.
Restructuring Expenses
For the Fiscal 2016 Successor Period, Maple reorganized some activities that resulted in expenses of $4 million. For a detailed discussion of Maple’s restructuring programs, see “-Restructuring Programs” at the end of this section.
Operating Income
For the Fiscal 2016 Successor Period, total operating costs were $680 million resulting in an operating income of $393 million, or 17.1% of net sales.
Gain (Loss) on Financial Instruments, Net
For the Fiscal 2016 Successor Period, Maple realized a net loss of $14 million on its financial instruments. The net loss was primarily attributable to the fair value adjustment of our cross currency swap, which hedges the risk in currency movements on term loan debt denominated in euros.
Foreign Currency Exchange Gain (Loss), Net
For the Fiscal 2016 Successor Period, Maple realized a net gain of $5 million due to some of its assets and liabilities being denominated in foreign currency.
Loss on Extinguishment of Debt
For the Fiscal 2016 Successor Period, Maple realized a net loss of $5 million from voluntary prepayments of its long term debt.
Interest Expense
For the Fiscal 2016 Successor Period, third party interest expense was $157 million and related party interest expense was $60 million for a total interest expense of $217 million. Our interest expense was primarily attributable to an increase in our outstanding debt balance associated with the Keurig Acquisition and an increase in related party interest.
Income Tax
For the Fiscal 2016 Successor Period, income tax expense was $55 million, or 33.5% of income before income tax. The effective tax rate for the Fiscal 2016 Successor Period was primarily impacted by a 35.0% U.S. Federal statutory rate, and the net tax benefits related to foreign tax rate differential, transaction cost deductions, deferred state rate change, and Section 199 deductions, partially offset by ASC 740-10 uncertain tax positions and U.S. state taxes.
Net Income
For the Fiscal 2016 Successor Period, net income was $109 million, or 4.8% of net sales.
Fiscal 2016 Predecessor Period
Net Sales
Net sales for the Fiscal 2016 Predecessor Period were $2,025 million. Our net sales were negatively impacted by a decrease in hot pod sales, decrease in hot brewers and accessories sales and a decrease in other product sales.
Gross Profit
Gross profit for the Fiscal 2016 Predecessor Period was $671 million, or 33.1% of net sales. Our gross profit was positively impacted by ongoing pod and brewer productivity initiatives and other manufacturing costs improvements, lower obsolescence expense and the accounting treatment of logistics costs following the Keurig Acquisition.
SG&A Expenses
SG&A expenses for the Fiscal 2016 Predecessor Period were $334 million, or 16.5% of net sales. Our SG&A expenses benefited from the discontinuation of the Keurig® Kold™ product line, which lowered recurring costs.

Transaction Costs
For the Fiscal 2016 Predecessor Period, Maple recognized Keurig Acquisition transaction costs of $187 million. Transaction costs generally included personnel-related costs associated with the change in control, cash settlements of previously unvested stock-based awards and other acquisition-related charges.
Restructuring Expenses
For the Fiscal 2016 Predecessor Period, Maple reorganized some activities that resulted in expenses of $3 million. For a detailed discussion of Maple’s restructuring programs, see “-Restructuring Programs” at the end of this section.
Operating Income
For the Fiscal 2016 Predecessor Period, total operating costs were $524 million resulting in an operating income of $147 million, or 7.3% of net sales.
Gain (Loss) on Financial Instruments, Net
For the Fiscal 2016 Predecessor Period, Maple realized a net gain of $1 million on its financial instruments. The net gain was primarily attributable to gains recognized on financial instruments to cover currency risk on the Canadian dollar and the Euro.
Gain (Loss) on Foreign Currency, Net
For the Fiscal 2016 Predecessor Period, Maple realized a net loss of $2 million due to some of its assets and liabilities being denominated in foreign currency. The net loss was primarily attributable to the change in the exchange rate of the U.S. dollar to the Canadian dollar.
Loss on Extinguishment of Debt
For the Fiscal 2016 Predecessor Period, Maple realized a net loss of $6 million from voluntary prepayments of its long term debt.
Interest Expense and Interest Expense-Related Party
For the Fiscal 2016 Predecessor Period, interest expense was $3 million. Our interest expense was primarily attributable to borrowings under the Company's revolver and an increase in related party interest.
Income Tax
For the Fiscal 2016 Predecessor Period, income tax expense was $39 million, or 28.1% of income before income tax. The effective tax rate for the Fiscal 2016 Predecessor Period was primarily impacted by a 35.0% U.S. Federal statutory rate, and the net tax benefits related to state refunds, R&D credits, foreign tax rate differential, Section 199 deductions, which was partially offset by tax expenses related to ASC 740-10 uncertain tax positions, capitalization of transaction costs, and U.S. state taxes.
Net Income
For the Fiscal 2016 Predecessor Period, net income was $100 million, or 4.9% of net sales.
Fiscal 2015
Net Sales
Net sales for Fiscal 2015 were $4,520 million. Our net sales were negatively impacted by lower brewer volume.
Gross Profit
Gross profit for Fiscal 2015 was $1,608 million, or 35.6% of net sales. Our gross profit was positively impacted by stronger pod volumes, offset negatively by coffee commodity prices and obsolescence in the period.
SG&A Expenses
SG&A expenses for Fiscal 2015 were $827 million, or 18.3% of net sales. Our SG&A expense was primarily attributable to costs related to the development of the Keurig® Kold™ product line.
Transportation and Warehouse Costs
Transportation and Warehouse costs were recorded in gross profit in Fiscal 2015 and were not reported separately in the income statement.

Restructuring Expenses
A pretax restructuring charge of $15 million was recorded in the fourth quarter of Fiscal 2015, the first fiscal quarter of the program, of which approximately $12 million represents employee severance related costs that will be settled in cash. For a detailed discussion of Maple’s restructuring programs, see “-Restructuring Programs” at the end of this section.
Operating Income
For Fiscal 2015, total operating costs were $842 million resulting in an operating income of $766 million, or 16.9% of net sales.
Gain (Loss) on Financial Instruments, Net
For Fiscal 2015, Maple realized a net gain of $8 million on its financial instruments. The net gain was primarily attributable to gains recognized on financial instruments to cover currency risk on the Canadian dollar.
Gain (Loss) on Foreign Currency, Net
For Fiscal 2015 Predecessor Period, Maple realized a net loss of $22 million. The net loss was primarily attributable to the change in the exchange rate of the U.S. dollar to the Canadian dollar.
Income Tax
For Fiscal 2015, income tax expense was $252 million, or 33.6% of income before income tax.
Net Income
For Fiscal 2015, net income was $499 million, or 11.0% of net sales.
Restructuring Programs
Nine Months Ended June 30, 2018 and Fiscal 2017
Castroville Closure
In May 2017, Maple looked at its capacity across the Keurig manufacturing network and determined that, geographically, it could improve matching capacity to its customer base. As a result, in May 2017, Keurig announced it was closing the Castroville, California manufacturing site on May 18, 2017. As a result of the decision Keurig had a reduction in workforce of 183 employees. This restructuring program resulted in cumulative pre-tax restructuring charges of approximately $22 million in fiscal 2017, primarily related to costs associated with employee terminations and asset related costs. Cash paid during the nine months ended June 30, 2018 totaled approximately $1 million.
2017 Business Realignment
In June 2017, Maple determined that its strategic priorities had shifted and as a result has redesigned its organizational structure. Approximately 500 employees were affected by changing roles, responsibilities or reporting lines, and 140 of those employees were notified that their roles were being eliminated. This restructuring program resulted in cumulative pre-tax restructuring charges of approximately $12 million in Fiscal 2017, primarily related to costs associated with severance and employee terminations. Cash paid during the nine months ended June 30, 2018 totaled approximately $5 million.
2017 Keurig 2.0 Brewing System Exit
In August 2017, Maple determined due to shifting demand and strategic priorities that it would stop producing and selling its K2.0 brewing system models. Costs associated with this restructuring event include accelerated depreciation on all K2.0 brewing system molds and tooling equipment as well as costs associated with excess and obsolete inventory on hand totaling $10 million as of September 30, 2017. Additional accelerated depreciation of $12 million was recognized in the nine months ended June 30, 2018.
Fiscal 2016 Successor Period and Fiscal 2016 Predecessor Period
Kold Restructuring
In June 2016, Keurig announced it was discontinuing its first generation Kold™ platform. In connection with this announcement Keurig notified employees in its Kold manufacturing and related support teams that it was implementing a restructuring program that would include a reduction in force. Additionally, Keurig also notified select other employees that their roles would be eliminated in an effort to adjust the workforce to eliminate redundancy and improve efficiency. In connection with this restructuring program 123 roles were eliminated. This program was completed in Fiscal 2017.

Canadian Business Unit Restructuring
In October 2015, Keurig’s Canadian operations initiated a multi-year productivity program intended to reduce structural costs and streamline organization structures to drive efficiency. In connection with the program the Canadian operations undertook a review of its Van Houtte Coffee Services business and consolidated its third-party logistics activities in Ontario into one location. This program was completed in Fiscal 2017.
Fiscal 2015
2015 Productivity Plan
On July 31, 2015, Keurig’s Board of Directors approved a productivity program intended to reduce structural costs and streamline organization structures to drive efficiency. A pretax restructuring charge of $15 million was recorded in the fourth quarter of Fiscal 2015, the first fiscal quarter of the program, of which approximately $12 million represents employee severance related costs that will be settled in cash.

Non-GAAP Operating Income and Non-GAAP Net Income
Non-GAAP net income for the nine months ended June 30, 2018, increased 20.78% to $493 million from $409 million non-GAAP net income in the same fiscal period in 2017. Non-GAAP net income for Fiscal 2017 was $575 million in Fiscal 2017, $246 million in the Fiscal 2016 Successor Period, $272 million in the Fiscal 2016 Predecessor Period, and $563 million in Fiscal 2015.
The following tables show a reconciliation of operating income and net income to non-GAAP operating income and non-GAAP net income for the nine months ended June 30, 2018 and June 24, 2017, Fiscal 2017, the Fiscal 2016 Successor Period, the Fiscal 2016 Predecessor Period and Fiscal 2015:

	Successor				Predecessor
	Nine Months Ended
(in millions)	June 30, 2018	June 24, 2017	Fiscal 2017(1)	Fiscal 2016 Successor Period	Fiscal 2016 Predecessor Period	Fiscal 2015
Operating income	$584	$669	$899	$393	$147	$766
Expenses related to SEC inquiry and pending litigation	—	—	—	—	—	2
Expenses related to antitrust litigation	2	1	3	1	—	6
Amortization of identifiable intangibles	87	72	96	55	21	48
Restructuring expenses	20	30	45	4	3	15
Acquisition, integration, and productivity expenses	120	61	77	142	224	25
Stock compensation(2)	23	29	38	5	—	—
Non-GAAP operating income	$836	$862	$1,158	$600	$395	$862
____________________________
(1)    Fiscal 2017 included a 53rd week which added approximately $19 million to operating income.

(2)
Stock Compensation includes expense attributable to matching awards made to management employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan. It does not include the expense related to recurring annual equity grants issued by the company.

	Successor				Predecessor
	Nine Months Ended
(in millions)	June 30, 2018	June 24, 2017	Fiscal 2017(1)	Fiscal 2016 Successor Period	Fiscal 2016 Predecessor Period	Fiscal 2015
Net income attributable to Maple Parent Holdings Corp	$784	$262	$378	$109	$100	$498
Expenses related to SEC inquiry and pending litigation	—	—	—	—	—	2
Expenses related to antitrust litigation	2	1	3	1	—	6
Amortization of identifiable intangibles	87	72	96	55	21	48
Restructuring expenses	20	30	45	4	3	15
Acquisition, integration and productivity expenses	144	61	77	142	224	25
Deferred financing fees	11	16	20	17	1	—
Mark to market(2)	(58)	(80)	(89)	4	23	(5)
Stock compensation(3)	23	29	38	5	—	—
Loss on extinguishment of debt	6	83	85	5	6	—
Tax reform	(490)	—	—	—	—	—
Income tax	(36)	(65)	(78)	(96)	(107)	(26)
Non-GAAP net income	$493	$409	$575	$246	$271	$563
____________________________

(1)	Fiscal 2017 included a 53rd week which added approximately $13 million to net income.

(2)	Mark to market includes unrealized gains on interest rate and commodity hedges that the Company did not designate to qualify for hedge accounting.

(3)
Stock Compensation includes expense attributable to matching awards made to management employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan. It does not include the expense related to recurring annual equity grants issued by the Company.

Liquidity and Capital Resources
Maple has principally funded its operations, working capital needs, capital expenditures and cash dividends from operations, equity offerings and borrowings under its credit facilities. At June 30, 2018, Maple had $10,991 million in outstanding third-party debt, $1,815 million in outstanding related party debt, $115 million in capital lease and financing obligations, $8,284 million in cash and cash equivalents and working capital (including cash and restricted cash) of $6,907 million. At June 24, 2017, Maple had $4,189 million in outstanding debt, $1,815 million in outstanding related party debt, $106 million in capital lease and financing obligations, $260 million in cash and cash equivalents and negative working capital (including cash and restricted cash) of ($441) million.
Maple's cash and cash equivalents totaled $8,284 million and $260 million as of June 30, 2018 and June 24, 2017, respectively. Maple actively manages its cash and cash equivalents in order to internally fund its operating needs, make scheduled interest and principal payments on its borrowings, invest in its innovation pipeline and business growth opportunities, and return cash to stockholders through cash dividend payments. The cash and cash equivalents balance as of June 30, 2018 included $8,000 million from the issuance of the senior unsecured notes used to consummate the DPSG Merger.
As of June 30, 2018, Maple had $74 million of undistributed foreign earnings (for which taxes have been provided). As of June 30, 2018, Maple had $33 million of cash and cash equivalents held in international jurisdictions which will be used to fund capital and other cash requirements of international operations.
Operating Activities
Net cash provided by operating activities is principally comprised of net income and is primarily affected by change in working capital and non-cash items relating to depreciation and amortization.
Net cash provided by operating activities was $963 million for the nine months ended June 30, 2018 compared to $1,346 million for the same period in fiscal 2017. Maple generated $794 million in net income in the nine months ended June 30, 2018 as compared to $266 million the same fiscal period in 2017. Significant non-cash items primarily consisted of (i) $186 million in depreciation and amortization, (ii) $41 million in the provision for sales returns and (iii) $58 million gain related to mark to market of financial instruments. Other significant changes in assets and liabilities affecting net cash provided by operating activities were (i) a decrease in inventories of $59 million, primarily attributable to decreases in brewer and pod inventories, (ii) an increase in accounts payable and accrued expense of $313 million, primarily attributable to increases in accounts payable and (iii) a net decrease in income tax receivable of $41 million and(iv) decrease in accounts receivable of $64 million.

Net cash provided by operating activities was $1,749 million in fiscal 2017 driven primarily by the $871 million increase in accounts payable as a result of the accounts payable program as discussed below. During fiscal 2017, we generated $383 million in net income. Significant non-cash items, net, were accretive to net income and primarily consisted of (i) $238 million in depreciation and amortization expense, (ii) $85 million in accelerated amortization of deferred financing fees due to the early retirement of term loan debt, (iii) $65 million in charges related to our provision for sales returns, (iv) $58 million in stock compensation expense primarily related to our long term incentive equity plan and (v) a $41 million gain primarily related to fair valuing of our euro-denominated term loan B debt, partially offset by a $4 million loss on financial instruments. Net cash was also impacted by other changes in working capital during the period as decreases in brewer and pod inventories related to inventory planning and management were partially offset by other unfavorable working capital changes.
Net cash provided by operating activities was $280 million in the Fiscal 2016 Successor Period and $832 million in the Fiscal 2016 Predecessor Period. Maple generated $109 million in net income in the Fiscal 2016 Successor Period and $100 million in the Fiscal 2016 Predecessor Period. Significant non-cash items in fiscal 2016 primarily consisted of (i) $125 million and $124 million in depreciation and amortization expense in the Fiscal 2016 Successor Period and 2016 Fiscal Predecessor Period related to fixed assets and intangibles, (ii) $6 million and $141 million in deferred compensation and stock compensation in the Fiscal 2016 Successor Period and 2016 Fiscal Predecessor Period and (iii) $46 million and $55 million in charges related to our provision for sales returns in the 2016 Successor Period and 2016 Fiscal Predecessor Period. Net cash provided by operating activities was impacted in the 2016 Fiscal Successor Period by improved payment terms on accounts payable and in the 2016 Fiscal Predecessor by reduction of inventories and accounts receivable, as well as improved payment terms on accounts payable.
Net cash provided by operating activities was $754 million for fiscal 2015. Maple generated $499 million in net income in fiscal 2015. Significant non-cash items for Fiscal 2015 primarily consisted of $266 million in depreciation and amortization and $114 million in the provision for sales returns.
Accounts payable program
Maple entered into an agreement with a third party to allow participating suppliers to track payment obligations from Maple, and if elected, sell payment obligations from Maple to financial institutions.  Suppliers can sell one or more of the Maple's payment obligations at their sole discretion and the rights and obligations of Maple to its suppliers are not impacted.  Maple has no economic interest in a supplier’s decision to enter into these agreements and no direct financial relationship with the financial institutions.  Maple’s obligations to its suppliers, including amounts due and scheduled payment terms, are not impacted. As of June 30, 2018, September 30, 2017 and September 24, 2016, $1.5 billion, $1.2 billion, and $0, respectively, of Maple's outstanding payment obligations is payable to suppliers who utilize these third party services.
Investing Activities
Net cash used in investing activities is principally comprised of capital expenditures and acquisition related events, offset by proceeds from sale of business.
Capital expenditures were $66 million, $33 million, $79 million, $411 million and $55 million in Fiscal 2017, the Fiscal 2016 Successor Period, the Fiscal 2016 Predecessor Period, Fiscal 2015 and in the nine months ended June 30, 2018, respectively. Net cash used in investing activities for the nine months ended June 30, 2018 included $55 million of capital expenditures primarily related to portion pack manufacturing and information technology infrastructure. Investing activities for the same fiscal period in 2017 included $250 million of proceeds which were recovered from the sale of Keurig® Kold™ assets and $44 million in capital expenditures primarily related to portion pack manufacturing and information technology infrastructure.
Investing activities in Fiscal 2017 included $66 million of capital expenditures in addition to $250 million of proceeds which were recovered from the sale of Keurig® Kold™ assets. The $66 million of capital expenditures incurred on an accrual basis during Fiscal 2017 consisted primarily of $37 million related to information technology infrastructure and systems and $16 million towards portion pack manufacturing.
Investing activities in Fiscal 2016 included $13,717 million in the Fiscal 2016 Successor Period for the Keurig Acquisition and $33 million and $79 million in the Fiscal 2016 Successor Period and 2016 Fiscal Predecessor Period in capital expenditures. Capital expenditures on an accrual basis related to portion pack manufacturing, information technology infrastructure and transportation assets.
Investing activities of $498 million in Fiscal 2015 included $411 million of capital expenditures incurred on an accrual basis which consisted primarily of $251 million in new product platforms primarily related to Kold, $35 million related to facilities and related infrastructure, $38 million related to information technology and systems, $19 million related to coffee processing and other equipment, and $25 million related to increasing packaging capabilities.
Financing Activities
Net cash used in financing activities is principally comprised of repayment of long-term debt, dividend payments and proceeds from the issuance of shares.

Cash used in (provided by) financing activities for the nine months ended June 30, 2018, the nine months ended June 24, 2017, Fiscal 2017, the Fiscal 2016 Successor Period, the Fiscal 2016 Predecessor Period and Fiscal 2015 totaled ($7,070) million, $1,719 million, $2,026 million, $(13,937) million, $642 million and $972 million, respectively.
Net cash provided by financing activities for the nine months ended June 30, 2018 included $8,000 million for the issuance of the senior unsecured notes partially offset by $859 million of repayment of revolving line of credit and long-term debt, $35 million in dividend payments and $35 million for payment of deferred financing fees related to issuance of the senior unsecured notes. In the same fiscal period of 2017, net cash used in financing activities included $2,933 million in repayment of long-term debt, offset by $120 million in revolving line of credit increase, $1,200 million of proceeds from issuance of debt and $26 million of dividend payments.
Cash used in (provided by) financing activities for Fiscal 2017 included $1,968 million of debt repayment, including refinancing of the Term B Facility (defined below) loans in March 2017. In Fiscal 2017, $100 million was drawn against our revolving credit facility, of which a portion was used to fund repayments of our long-term debt. In addition, Maple paid $55 million in dividends.
Cash provided by financing activities for the Fiscal 2016 Successor Period totaled $13,937 million, related mostly to the acquisition of Keurig Green Mountain.
Cash used in financing activities for the Fiscal 2016 Predecessor Period totaled $642 million, related mostly to the Company's share repurchase and the net change in the Company's revolving line of credit.
Cash used in financing activities for Fiscal 2015 totaled $972 million, related mostly to the Company's share repurchase program, the net change in the Company's revolving line of credit, dividends paid, and repayment of long term debt.
Long Term Debt
On March 3, 2016, Keurig and its parent, Maple Subsidiary, entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (the "Administrative Agent"), and the lenders party thereto from time to time (the "Credit Agreement"). Under the Credit Agreement, inclusive of the incremental amendments noted below, the Company maintains secured credit facilities consisting of (i) a $700 million revolving credit facility (the "Revolving Facility"), and (ii) a Term A loan facility in the original principal amount of $4.275 billion (the "Term A Facility"). The Term B loan facility, consisting of a U.S. dollar denominated tranche of $1.875 billion and a euro denominated tranche in the principal amount of €842 million, was extinguished on March 13, 2017 (the "Term B Facility"). The initial proceeds of the Term A Facility and Term B Facility were used by Keurig for several purposes, including refinancing all outstanding indebtedness of Keurig under Keurig's former credit agreement, dated June 29, 2015, with Bank of America, N.A, as administrative agent, funding a portion of the consideration for the Keurig Acquisition and paying fees, costs, and expenses related to the transactions in the Keurig Acquisition, including the equity contributions. At June 30, 2018, there is $700 million available under the Revolving Facility. Maple has $1,815 million in related party debt which matures in 2023 and has a fixed interest rate of 5.5%.
On March 24, 2016, Keurig, Maple Subsidiary, the Guarantors named therein, the Administrative Agent and Bank of China (Luxembourg) S.A. ("Bank of China") entered into an amendment to the Credit Agreement, whereby Bank of China provided the Company with a $100 million incremental Term A loan, which was structured as an increase in the aggregate principal amount of the Term A Facility, having identical terms and conditions as the existing Term A Facility. In conjunction with the amendment, the Company notified its lenders that it would use the proceeds from the incremental Term A Facility to prepay its U.S. dollar Term B Facility borrowings in the principal amount of $100 million on March 24, 2016.
On March 13, 2017, Keurig, Maple Subsidiary, the Guarantors named therein, the Administrative Agent and multiple banks (Citibank NA, Bank of America, NA, RBC and Wells Fargo) entered into an amendment to the Credit Agreement, whereby borrowings under the Term B Facility (both USD and EUR) were extinguished and an incremental $1,200 million principal amount was borrowed under the Term A Facility ("Second Amendment Term A Loan Commitment"). An additional $200 million revolving facility was also committed ("Second Amendment Revolving Loans") as a result of this transaction. The terms of the additional borrowings are identical to the original borrowing under the existing Term A Facility. As a result of the 2017 refinancing, the Company recognized a loss on extinguishment of debt in March 2017 of $43 million which was primarily related to deferred financing fees and original issue discount on borrowings under the Term B Facility. This was recorded within Other income (loss), net in the Consolidated Statements of Income.
The Credit Agreement permits Keurig to request incremental borrowings to the Revolving Facility, and/or the establishment of one or more new term loan commitments, in an aggregate amount not to exceed $600 million. The lenders under the Revolving Facility will not be under any obligation to provide any such increases or new term loan commitments, and the availability of such additional increases and/or establishment of new term loan commitments is subject to customary terms and conditions. At June 30, 2018, Keurig had nothing outstanding under the Revolving Facility and $5 million in letters of credit with $700 million available for borrowing.
Keurig's average effective interest rate as of June 30, 2018 and June 24, 2017 was 3.43% and 2.75%, respectively, excluding amortization of deferred financing charges and the effect of interest rate swap agreements, which do not meet the criteria for hedge accounting. Keurig also pays a commitment fee on the average daily unused portion of the revolving credit facilities, ranging from 0.25% to 0.30% of the dollar amount of the unused portion of our revolving credit facilities.

The Credit Agreement and Senior Notes contain customary representations and warranties, and affirmative and negative covenants. Further, the Credit Agreement contains a financial covenant, which applies solely with respect to the Revolving Facility and Term A Facility, requiring that Keurig not exceed the then applicable maximum total net leverage ratio, which is tested at the end of each calendar quarter. At June 30, 2018, Maple was in compliance with these covenants. In addition, the Credit Agreement contains certain mandatory prepayment requirements. The Credit Agreement and Senior Notes also contain customary events of default. The Credit Agreement will be prepaid and terminated and the Senior Notes will become the unsubordinated obligations of Keurig Dr Pepper ("KDP") at the closing of the Merger Agreement.
Financing Related to the DPSG Merger
On January 29, 2018, Maple entered into a commitment letter for a senior unsecured 364-day bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of up to $13.1 billion, in order to ensure that financing would be available for the DPSG Merger. The Company paid fees of approximately $23 million in connection with the Bridge Facility during the nine months ended June 30, 2018.
The commitment of the Bridge Facility is reduced dollar-for-dollar by the consummation of any debt offerings or commitments made subsequent under either term loan or revolving credit facilities.
On February 28, 2018, Maple entered (1) a Term Loan Agreement among Maple, the lenders party thereto (the "Term Lenders"), the other financial institutions party thereto and JP Morgan Chase Bank, N/A., as administrative agent, pursuant to which the Term Lenders have committed to provide $2.7 billion of a senior unsecured term loan facility (the "KDP Term Loan Facility") for the purpose of funding (i) the merger and (ii) fees and expenses related to the merger and (2) a Credit Agreement among Maple, the lenders party thereto (the "Revolving Lenders"), the other financial institutions party thereto and JP Morgan Chase Bank, N/A., as administrative agent, pursuant to which the Revolving Lenders have committed to provide the $2.4 billion of revolving commitments (the "KDP Revolving Credit Facilities"), for the purpose of funding (i) the merger, (ii) fees and expenses related to the merger, (iii) repayment of DPSG's and Maple's existing credit facilities and (iv) general corporate needs. Following the consummation of the Transaction, DPSG assumed the obligations of Maple.
As a result of the commitments made for KDP Term Loan Facility and the KDP Revolving Credit Facilities, the commitment under the Bridge Facility was reduced to $8 billion.
On May 25, 2018, as part of the financing in connection with the Merger Agreement (see Note 21 Subsequent Events, Maple Escrow Subsidiary Inc. ("Maple Escrow"), a wholly owned subsidiary of Maple, completed an offering consisting of Senior Notes in the original principal amounts of (i) $1.75 billion due 2021 ("2021 Senior Notes"), (ii) $2 billion due 2023 ("2023 Senior Notes"), (iii) $1 billion due 2025 ("2025 Senior Notes"), (iv) $2 billion due 2028 ("2028 Senior Notes"), (v) $500 million due 2038 ("2038 Senior Notes") and (vi) $750 million due 2048 ("2048 Senior Notes"), in each case issued pursuant to a base indenture, dated May 25, 2018, between Maple Escrow and Wells Fargo Bank, N.A, as trustee (the "Trustee"), as supplemented by certain supplemental indentures with respect to the Senior Notes, each dated May 25, 2018, among Maple Escrow, Maple, as parent guarantor, and the Trustee.
As a result of the issuance of the Senior Notes, in accordance with its terms, the commitment under the Bridge Facility was automatically terminated.
Interest Rate Swaps and Foreign Currency Instruments
Maple is exposed to interest rate risk associated with USD variable rate debt. On March 3, 2016, Maple entered into $2.85 billion in interest rate swaps where Maple receives a variable rate and pays a fixed rate on these swaps with terms ranging from two to seven years. In fiscal years 2018-2020, $150 million of the total notional amount will mature each year, $2.1 billion in 2021 and $300 million in 2023. These swaps are not amortized. Maple also occasionally enters into certain foreign currency forward contracts to hedge certain exposures that are not designated as hedging instruments for accounting purposes. At June 30, 2018, Maple had open foreign currency forward contracts with a total notional amount of $354 million. In Fiscal year 2018, $43 million of the total notional amount will mature, $26 million will mature Fiscal year 2019 and with the remaining $285 million in 2024. These contracts are recorded at fair value, with the changes in fair value recognized in the Consolidated Statements of Income.
Maple does not hold or use derivative financial instruments for trading or speculative purposes.
Maple is exposed to credit loss in the event of nonperformance by the counterparties to these financial instruments, however, nonperformance is not anticipated.
Maple believes that its cash flows from operating activities, existing cash and its credit facilities will provide sufficient liquidity through the next 12 months to pay all liabilities in the normal course of business, fund anticipated capital expenditures, service debt requirements and pay dividends. Maple continually evaluates its capital requirements and access to capital. Maple may choose to raise additional capital through equity and/or debt financing to provide flexibility to assist with managing several risks and uncertainties inherent in a growing business including potential future acquisitions or increased capital expenditure requirements.

A summary of future cash requirements related to its outstanding long-term debt, minimum lease payments, financing obligations and purchase commitments as of June 30, 2018 is as follows:

(in millions)	Long-Term Debt (1)	Interest Expense	Operating Lease Obligations	Capital Lease Obligations	Financing Obligations	Purchase Obligations	Total
Remainder of FY 2018	$54	$300	$12	$1	$3	$267	$637
FY 2019 - FY 2020	438	680	20	13	23	360	1,534
FY 2021 - FY 2022	4,332	643	16	13	23	94	5,121
Thereafter	8,065	303	10	18	84	34	8,514
Total	$12,889	$1,926	$58	$45	$133	$755	$15,806
____________________________

(1)
Upon consummation of the Merger Transaction (see Note 21 Subsequent Events in the Notes to the Consolidated Financial Statements) Long Term Debt of $8 billion the Senior Notes will be the unsubordinated obligation of KDP.

Furthermore, the balances reflected in the table include the remaining balance related to the Term A Facility of $3,074 million, which was subsequently repaid, and the remaining balance for the related party debt of $1,815 million, which was capitalized into stockholders' equity, as a result of the DPSG Merger.
The balances above do not reflect the borrowings of $2,700 million and $1,900 million under the KDP Term Loan Facility and KDP Revolving Credit Facilities, respectively, which occurred upon consummation of the Merger Transaction.
Critical Accounting Estimates
Use of Estimates
The preparation of financial statements in conformity with GAAP requires Maple to make estimates and assumptions that affect amounts reported in the accompanying consolidated financial statements.
Although Maple regularly assesses these estimates, actual results could differ from these estimates. Changes in estimates are recorded in the period they become known. Maple bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances.
Business Combinations
Maple uses the acquisition method of accounting for business combinations and recognizes assets acquired and liabilities assumed measured at their fair values on the date acquired. Goodwill represents the excess of the purchase price over the fair value of the net assets. The fair values of the assets and liabilities acquired are determined based upon Maple's valuation. The valuation involves making significant estimates and assumptions, which are based on detailed financial models, including the projection of future cash flows, the weighted average cost of capital and any cost savings that are expected to be derived in the future.
Goodwill and Intangibles
Goodwill is tested for impairment annually. Goodwill is assigned to reporting units for purposes of impairment testing. A reporting unit is the same as an operating segment or one level below an operating segment. Maple may assess qualitative factors to determine if it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If Maple determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further testing is necessary. If, however, Maple determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, Maple performs the first step of a two-step goodwill impairment test. The assessment of qualitative factors is optional and at Maple's discretion. Maple may bypass the qualitative assessment for any reporting unit in any period and perform the first step of the quantitative goodwill impairment test. Maple may resume performing the qualitative assessment in any subsequent period. The first step is a comparison of each reporting unit's fair value to its carrying value. Maple estimates fair value based on the income approach, using discounted cash flows, with consideration given to the market approach, using the guideline company method and comparable transaction method. The reporting unit's discounted cash flows require significant management judgment with respect to sales forecasts, gross margin percentages, SG&A expenses, capital expenditures and the selection and use of an appropriate discount rate. The projected sales, gross margin and SG&A expense rate assumptions and capital expenditures are based on Maple's annual business plan or other forecasted results. Discount rates reflect market-based estimates of the risks associated with the projected cash flows directly resulting from the use of those assets in operations. The market approach uses observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available). The estimates of fair value of reporting units are based on the best information available as of the date of the assessment. If the carrying value of a reporting unit exceeds its estimated fair value in the first step, a second step is performed, which requires Maple to allocate the fair value of the reporting unit derived in the first step to the fair value of the reporting unit's net assets, with any fair value in excess of amounts allocated to such net assets representing the implied fair value of goodwill for that reporting unit. If the implied fair value of the goodwill is less than the book value, goodwill is impaired and is written down to the implied fair value amount.
In Fiscal 2017, Maple changed its annual impairment testing date from the end of the fiscal year to July 1st to better align to when forecast data is shared with its stockholders. In addition, Maple has early adopted ASU 2017-04 Intangibles-Goodwill and Other. Under the new standard, if the carrying value of the reporting unit exceeds its fair value an impairment charge will be recorded in current earnings for the difference up to the carrying value of the goodwill recorded. All other aspects of Maple's annual goodwill impairment test remain the same.
Revenue Recognition
Revenue from sales of brewing systems, coffee and other specialty beverages in pods, and coffee in more traditional packaging including whole bean and ground coffee selections in bags and ground coffee in fractional packs is recognized when title and risk of loss passes to the customer, which generally occurs upon shipment or delivery of the product to the customer as defined by the contractual shipping terms. Shipping charges billed to customers are also recognized as revenue, and the related shipping costs are included in cost of sales. Cash received in advance of product delivery is recorded in deferred revenue, which is included in other current liabilities on the accompanying Consolidated Balance Sheets, until earned.
The majority of Maple's distribution to major retailers is processed by fulfillment entities. The fulfillment entities receive and fulfill sales orders and invoice certain retailers. All products shipped by Maple to the fulfillment entities are owned by the Company and included in inventories on the accompanying Consolidated Balance Sheets. Maple recognizes revenue when delivery of the product from the fulfillment entity to the retailer has occurred based on the contractual shipping terms and when all other revenue recognition criteria are met.
Sales of brewing systems, pods and other products are recognized net of any discounts, returns, allowances and sales incentives, including coupon redemptions and rebates. Maple estimates the allowance for returns using an average return rate based on historical experience and an evaluation of contractual rights or obligations. Maple routinely participates in trade promotion programs with customers, including customers whose sales are processed by the fulfillment entities, whereby customers can receive certain incentives and allowances which are recorded as a reduction to sales when the sales incentive is offered and committed to or, if the incentive relates to specific sales, at the later of when that revenue is recognized or the date at which the sales incentive is offered. These incentives include, but are not limited to, cash discounts. Allowances to customers that are directly attributable to and supportable by customer promotional activities are recorded as selling expenses at the time the promotional activity occurs.
Roasters licensed by Maple to manufacture and sell pods, both to Maple for resale and to their other coffee customers, are obligated to pay a royalty to Maple upon shipment to their customer. Maple records royalty revenue upon shipment of pods by licensed roasters to third-party customers as set forth under the terms and conditions of various licensing agreements. For shipments of pods to Maple for resale, this royalty payment is recorded as a reduction to the carrying value of the related pods in inventory and as a reduction to cost of sales when sold through to third-party customers by Maple.

Off-Balance Sheet Agreements
Maple had outstanding letters of credit of $5 million at June 30, 2018. Maple does not have any other off-balance sheet arrangements. Maple does not have, nor does it engage in, transactions with any special purpose entities.
Quantitative and Qualitative Disclosures About Market Risk
Market risks relating to our operations result primarily from changes in interest rates, foreign exchange and the commodity "C" price of coffee (the price per pound quoted by the Intercontinental Exchange). To address these risks, we enter into hedging transactions as described below. We do not engage in speculative transactions, nor do we hold derivative instruments for trading purposes.
For purposes of specific risk analysis, we use sensitivity analysis to determine the impacts that market risk exposures may have on our financial position or earnings.

Interest rate risks
The table below provides information about our debt obligations, some of which are sensitive to changes in interest rates. The table presents principal cash flows and weighted average interest rates by fiscal year:

(in millions)	2018	2019	2020	2021	2022	Thereafter	Total Debt Outstanding and average effective interest rate at June 30, 2018
Variable rate	$54	$219	$219	$2,582	$—	$—	$3,074
Average interest rate(1)	3.43%	3.43%	3.43%	3.43%	—%	—%	3.43%
Fixed rate	$—	$—	$—	$—	$—	$9,815	$9,815
Average interest rate	—%	3.16%	—%	—%	—%	4.51%	4.51%
____________________________

(1)	Based on variable rates in effect as of June 30, 2018.
At June 30, 2018, we had $3,074 million of outstanding debt obligations subject to variable interest rates with $2,700 million of interest rate swaps where the Maple Company receives a variable rate and pays a fixed rate on these swaps. Should all our variable interest rates increase by 100 basis points, adjusted for the impact of the interest rate swaps, we would incur additional interest expense of $4 million annually. As discussed further under the heading "Liquidity and Capital Resources" the Company has historically entered into interest rate swap agreements.
Commodity price risks
The "C" price of coffee is subject to substantial price fluctuations caused by multiple factors, including, but not limited to, weather and political and economic conditions in coffee-producing countries. Our gross profit margins can be significantly impacted by changes in the "C" price of coffee. We enter into coffee purchase commitments in an attempt to secure an adequate supply of coffee. These agreements are tied to specific market prices (defined by both the origin of the coffee and the time of delivery) but we have significant flexibility in selecting the date of the market price to be used in each contract. At September 30, 2017, the Company had approximately $228 million in green coffee purchase commitments, of which approximately 82% had a fixed price. At September 24, 2016, the Company had approximately $199 million in green coffee purchase commitments, of which approximately 83% had a fixed price. At June 30, 2018, the Company had approximately $214 million in green coffee purchase commitments, of which approximately 99% had a fixed price.
Commodity price risks at June 30, 2018 are as follows (in millions, except average "C" price):

Purchase commitments	Total Cost(1)	Pounds	Average "C" Price
Fixed(2)	$163	110.9	$1.25
Variable(3)	2	1.9	1.19
	$165	112.8
____________________________
(1)    Total coffee costs typically include a premium or "differential" in addition to the "C" price.
(2)    Excludes $49 million in price-fixed coffee purchase commitments (25.6 million pounds) that are not determined by the "C" price.
(3)    Price-to-be-established green coffee purchase commitments.
We regularly use commodity-based financial instruments to hedge price-to-be-established coffee purchase commitments with the objective of minimizing cost risk due to market fluctuations. These financial instruments are recorded at fair value and are not designated as hedging instruments for accounting purposes. At September 30, 2017, we held outstanding financial instruments on coffee covering 32 million pounds of coffee with an immaterial market value gross of tax. At September 24, 2016, we held outstanding financial instruments on coffee covering 9 million pounds of coffee with a fair market value of $1 million, gross of tax. At June 30, 2018, we held outstanding financial instruments on coffee covering 20 million pounds of coffee with a fair market value of $(5) million, gross of tax. These outstanding financial instruments economically hedge our price-to-be-established green coffee purchase commitments.

At September 30, 2017, we are exposed to approximately $40 million in price-to-be-established green coffee purchase commitments that do not have a fixed price as compared to $35 million in price-to-be-established green coffee purchase commitments that did not have a fixed price at September 24, 2016. At June 30, 2018, we are exposed to approximately $2 million in price-to-be-established green coffee purchase commitments that do not have a fixed price. A hypothetical 10% movement in the "C" price would not materially increase or decrease our financial commitment for these purchase commitments outstanding at June 30, 2018 .
We are also subject to commodity price risk as our manufacturing and transportation costs are affected by various market factors including the availability of supplies of particular forms of energy and energy prices, as well as price risk for utilities and various manufacturing inputs which are used in our manufacturing operations. Derivative instruments have not been used to manage these risks.
Foreign currency exchange rate risk
Presently, our foreign operations are primarily related to our Canada segment, which is subject to risks, including, but not limited to, unique economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely affected by changes in these or other factors. We also source our green coffee, certain production equipment, and components of our brewers and manufacturing of our brewers from countries outside the United States, which are subject to the same risks described for Canada above; however, most of our green coffee and brewer purchases are transacted in the United States dollar.
The majority of the transactions conducted by our Canada segment are in the Canadian dollar. As a result, our revenues are adversely affected when the United States dollar strengthens against the Canadian dollar and are positively affected when the United States dollar weakens against the Canadian dollar. Conversely, our expenses are positively affected when the United States dollar strengthens against the Canadian dollar and adversely affected when the United States dollar weakens against the Canadian dollar.
We occasionally use foreign currency forward contracts to hedge certain capital purchase liabilities for production equipment with the objective of minimizing cost risk due to market fluctuations. We designate these contracts as fair value hedges and measure the effectiveness of these derivative instruments at each balance sheet date. The changes in the fair value of these instruments along with the changes in the fair value of the hedged liabilities are recognized in net gains or losses on foreign currency on the Consolidated Statements of Income. We had no outstanding foreign currency forward contracts designated as fair value hedges at June 30, 2018.
In addition, we use foreign currency forward contracts to hedge the purchase and payment of certain purchases denominated in USD. These contracts are recorded at fair value and are not designated as hedging instruments for accounting purposes. As a result, the changes in fair value are recognized in the Gain (loss) on financial instruments, net line in the Consolidated Statements of Income. For this exposure, we had outstanding foreign currency forward contracts with a notional value of $69 million at June 30, 2018. In fiscal year 2018, $43 million of the total notional amount will mature.
Our Canadian Business Unit holds an intercompany note denominated in USD. The balance of the note at June 30, 2018 was $285 million. This foreign currency exposure is currently hedged with forward contracts, for a notional amount of $285 million maturing in 2024. These contracts are recorded at fair value and are not designated as hedging instruments for accounting purposes. As a result, the changes in fair value are recognized in the Gain (loss) on financial instruments, net line in the Consolidated Statements of Income.
The market risk associated with the foreign currency exchange rate movements on foreign exchange contracts is expected to mitigate the market risk of the underlying obligation being hedged. A hypothetical 10% movement in the CAD:USD rate would increase or decrease our financial commitment for these foreign exchange contract forwards outstanding at June 30, 2018 by approximately $1 million.

Business

Overview

Maple is a holding company that conducts substantially all of its business through Keurig. Keurig is a leading producer of innovative single-serve brewing systems and specialty coffee in the U.S. and Canada. Keurig’s multi-brand brewing system is aimed at changing the way consumers prepare and enjoy coffee and other beverages both at home and away from home in places such as offices, restaurants, cafeterias, convenience stores and hotels. Keurig develops and sells a variety of Keurig® brewers and, in addition to specialty coffee, produces and sells a variety of other specialty beverages in pods (including hot and iced teas, hot cocoa and other beverages) for use with Keurig® brewing systems. Keurig also offers traditional whole bean and ground coffee in other package types, including bags, fractional packages and cans. Keurig markets and sells its products to retailers, including supermarkets, mass merchandisers, club stores, pure-play ecommerce retailers, and office super stores; to restaurants, hotel chains, office product and coffee distributors, and partner brand owners; and directly to consumers through its websites. Keurig has differentiated its company and its Keurig® brand through its ability to create and sustain partnerships with other leading coffee, tea and other beverage brand companies, as well as leading private label brands, through multi-year agreements that best suit Keurig and each brand’s interests and strengths. As a result, Keurig and its partners are able to bring consumers high-quality coffee and other beverage experiences from the brands they love, all through the one-touch simplicity and convenience of Keurig® brewing systems. Keurig currently offers more than 600 beverage varieties from over 75 owned, licensed, partner and private label brands, including the top ten best-selling coffee brands in the U.S. according to IRI, as part of the Keurig® brewing system.
Keurig’s focus is to increase household penetration for brewers in homes and away from home locations through brewer and beverage innovation and consumer marketing. Approximately 73% of U.S. households prepare coffee at home, and the primary source of Keurig’s growth within the at home channel has been, and it believes will continue to be, conversion of consumers from batch/drip coffee preparation to single-serve. Keurig believes that trends such as smaller household size, significant expansion in coffee varieties and increased preference for fresh, quality coffee make single-serve an attractive, on-trend consumer offering. As evidence of Keurig’s ability to deploy its strategy in line with these trends, Keurig estimates that as of the end of 2017, it had achieved penetration of approximately 20% of households in the U.S.. Further, based on proprietary research it recently conducted, as well as reference to penetration statistics applicable to other countries where single-serve brewing is more mature, Keurig believes that there is substantial potential to expand household adoption beyond its current level in the U.S. and Canada. For the last four years, Keurig has had ten of the top 15 best-selling home coffeemakers by dollar volume in the U.S. according to NPD Group; and for the 2017 calendar year, Keurig had the top seven best-selling home coffeemakers by dollar volume in the U.S. according to NPD Group. Keurig was also named #15 on the 2017 list of “America’s Most Relevant Brands”, a brand relevance study conducted by Prophet, Inc.
In recent years, growth in the coffee industry has come primarily from the specialty coffee category throughout the U.S. and Canada, and single-serve has been the fastest growing segment of the specialty coffee category. Concurrently, consumers have been more frequently seeking to enjoy premium experiences within the comfort and convenience of their own homes, including the consumption of specialty coffee. Through the Keurig® brewing system, Keurig and its leading specialty coffee, tea and other beverage partners are able to address this consumer trend and drive significant change in the way consumers prepare and enjoy coffee and other hot beverages at home.
Keurig’s business has been driven predominantly by an increase in adoption of Keurig® brewing systems, which include the brewer, related pods and accessories. In both fiscal 2017 and the first quarter of fiscal 2018, approximately 95% of Keurig’s consolidated net sales were attributed to the combination of pods and Keurig® brewing systems and related accessories, with approximately 30% of all coffee sales during those periods coming from brands owned by or exclusively licensed to Keurig.
Keurig’s business strategy involves using its consumer insights to develop innovative new brewing systems and beverages; continually improving and refining its current systems and beverages; and developing and managing marketing programs to drive Keurig® brewing system adoption in order to generate ongoing demand for pods. Keurig currently targets opportunities primarily in U.S. and Canadian households, offices, restaurants, cafeterias, convenience stores and hotels. Keurig also recently launched the Keurig® brewing system in Mexico to expand its addressable opportunities more broadly.
The products
Pods
Keurig offers pods primarily in the K-Cup® single-serve pod format. Keurig also offers single-serve Vue®, K-MugTM, and Rivo® pod formats, as well as multi-serve K-CarafeTM pods. Keurig offers high-quality Arabica bean coffee including single-origin, organic, flavored, limited edition and proprietary blends. Keurig also procures Robusta bean coffee for use in certain blends. Keurig carefully selects its coffee beans and appropriately roasts the coffees to optimize their taste and flavor differences. Keurig manufactures and sells pods of its own brands, such as Green Mountain Coffee Roasters®, The Original Donut Shop®, Van Houtte® and Laughing Man®, as well as participating brands through licensing and manufacturing agreements, including brands such as Caribou Coffee®, Dunkin’ DonutsTM, Eight O’Clock®, Folgers®, Maxwell House®, Newman’s Own® Organics, Peet’s Coffee® and Starbucks®. Keurig also has licensing agreements for manufacturing, distributing, and selling tea under brands such as Celestial Seasonings®, Lipton®, Snapple®, and Tazo®. In addition to coffee and tea, Keurig also produces and sells pods for cocoa, including through a licensing agreement for the Swiss Miss® brand, and hot apple cider.

Expanded or new brand offerings in fiscal 2017 for the Keurig® brewing system included the introduction of the REVV® No SurrenderTM, AfterburnerTM, and TurbochargerTM K-Cup® pods, three intense brews offering a series of rich and balanced, dark-roasted strong coffee.
Brewers and accessories
Keurig has developed a robust brewer innovation pipeline, launching its first new brewers in several years in the summer of 2017 with plans to launch additional new brewers every six months over the course of the next few years, described in more detail under the section titled “-Corporate Objective and Philosophy” below.
Keurig offers a variety of accessories for Keurig® brewing systems, including pod storage racks, baskets, and brewer carrying cases. Keurig also sells other coffee-related equipment and accessories.
Other products and royalties
Keurig sells coffee in other package types in addition to pods, such as bagged coffee and cans (for the grocery and mass channels) and fractional packages and ancillary products (for the office coffee and food service channels). Keurig also earns royalties from licensees under licensing agreements described in more detail under the section titled “-Business Relationships” below.
Business relationships
Keurig’s business relationships with participating brands are generally established through licensing or manufacturing arrangements.
Under licensing arrangements, Keurig licenses the right to manufacture, distribute and sell pods through Keurig’s distribution channels using the brand owners’ marks. In these instances, the brand owner pays Keurig a royalty based on pods shipped by or for the brand owner.
Under manufacturing arrangements, Keurig manufactures finished beverage products using raw materials sourced by it or provided by the brand owner. In both instances, once the manufacturing process is complete, Keurig sells the finished product either to the brand owner or to its customers or, depending on the relationship, directly to consumers. Under certain manufacturing arrangements, in addition to manufacturing the beverage for sale to the brand owner, Keurig has the right to sell the beverages using the brand owner’s marks in certain of Keurig’s channels through a licensing arrangement. In such cases, Keurig pays a royalty to the brand owner based on its sales of finished products that include the brand owner’s mark.
Keurig’s strengths
Keurig believes its innovative system approach provides it with a unique competitive advantage in the marketplace, as Keurig designs all aspects of the brewing system, including the beverages, the pods, the pod manufacturing lines, the appliances and their components. Keurig believes that the consumer benefits delivered by the Keurig® brewing system will preserve Keurig’s leadership position in the marketplace and give it the opportunity to continue to grow its coffee business and expand into other beverage categories such as the liquid refreshment beverage (“LRB”) market upon consummation of the merger. Keurig also believes that it has differentiated its company and its Keurig® brand through its ability to create and sustain partnerships with other leading coffee, tea and other beverage brand companies, as well as leading private label brands, through multi-year agreements that best suit Keurig and each brand’s interests and strengths. As a result, Keurig and its partners are able to bring consumers high-quality coffee and other beverage experiences from the brands they love, all through the one-touch simplicity and convenience of Keurig® brewing systems. Keurig continues to invest to ensure innovation in its current brewing systems brings the right products to consumers at the right value and within the appropriate cost framework for Keurig. Along those lines, Keurig is redesigning its supply chain to ensure that Keurig will be a low-cost leader in pod manufacturing and brewer sourcing. Keurig has and will continue to reinvest a portion of these efficiencies in price reductions to its partners, which Keurig expects will result in lower cost pods for consumers, as well as in increased marketing and innovation, all with the goal of driving increased household penetration.
Keurig believes the primary consumer benefits delivered by Keurig® brewing systems are as follows:

1.
Quality — expectations of the quality of beverages consumers drink have increased over the last several years and, Keurig believes, with Keurig® brewing systems, consumers can be assured they will get a high-quality, consistently produced beverage every time.

2.	Convenience — Keurig® brewing systems prepare beverages at the touch of a button with no mess, no fuss.

3.
Choice — Keurig offers more than 600 individual beverage varieties within the Keurig® brewing system, allowing consumers to enjoy and explore a wide range of taste profiles. In addition to a variety of brands of coffee and tea, Keurig also produces and sells iced teas, hot and iced fruit brews, hot cocoa and other dairy-based beverages in pods.

Keurig sees these benefits as being its competitive advantage and believes it is the combination of these attributes that makes Keurig® brewing systems appealing to consumers.
Corporate objective and philosophy
Keurig’s objective is to be a leader in the beverage business by selling high-quality, premium beverages and innovative beverage systems that consistently provide a superior beverage experience.
Essential elements of Keurig’s philosophy and approach include:
High-quality beverages. Keurig is passionate about providing high-quality beverages, including roasting great coffees from some of the highest-quality Arabica beans available from the world’s coffee-producing regions and using a roasting process designed to optimize each coffee’s individual taste and aroma. Keurig is also passionate about providing other high-quality beverages such as teas, sourced from premium tea growing regions.
Increasing adoption of Keurig® brewing systems in the U.S. and Canada. While Keurig is positioned as a leader in the hot beverage marketplace, with more than 25 million Keurig® brewers installed in North American homes, offices and other venues outside of the home, Keurig believes there are opportunities in the U.S. and Canada to increase brand awareness and penetration of Keurig® brewing systems. In 2017, Keurig:

•
Launched a highly integrated marketing campaign to drive brand awareness and demand featuring television, film and theater star James Corden, who challenged America to Brew the LoveTM and ditch their drip coffeemaker for a Keurig brewer; and

•
Deployed new marketing tactics with highly engaging content focused on key consumer targets. A Direct Response Television (DRTV) campaign was launched targeting drip coffee drinkers with multiple messages designed to overcome system trial barriers, while new digital partnerships expanded messaging reach to a younger demographic.

Expanding beverage choice through its owned, licensed and partner brand offerings. Keurig’s relationships with other leading coffee and other hot beverage brands are established with careful consideration of potential economics. Keurig expects to continue to enter into these mutually beneficial relationships in its efforts to expand choice and diversify its portfolio of brands with the expectation that these relationships will lead to increased Keurig® beverage system awareness and household adoption, in part through the participating brands’ advertising and merchandising activities. In 2017, Keurig renewed and extended key partner contracts, including leading national and retailer brands, to offer market-leading coffee variety for its consumers. In addition, in 2017 Keurig also increased investment behind some of its key owned coffee brands, including Green Mountain Coffee Roasters®, the second largest brand in single-serve coffee, and The Original Donut Shop®, America’s #1 selling K-Cup® pod.
Launching new, innovative brewing system technologies and platforms. Keurig has refocused on innovation for its brewing system and developed a robust brewer innovation pipeline that is leveraging insights Keurig uncovered through extensive consumer research to launch brewers with features and benefits designed to overcome barriers to single-cup system adoption.
Keurig introduced its first new brewers in several years in the summer of 2017 and now has a multi-year innovation pipeline of new brewers, with new innovation planned to launch every six months over the course of the next few years. Some highlights of recent activity include:

•
Keurig’s® K-Compact™ coffeemaker-an exclusive brewer partnership with WalMart, which launched in June 2017-is Keurig’s most slender, space saving, and affordable single-serve coffeemaker. Through February 16, 2018, the K-Compact is averaging a 4.3 star review rating on Walmart.com.

•
Keurig’s® K-Select™ coffeemaker launched across all retail channels in September 2017 at a mainline price point and includes two of the most highly valued brewer features-a Strong Brew setting for bolder coffee and a large 12 oz. brew size. Through February 16, 2018, the K-Select is averaging a 4.1 star review rating on Amazon.com.

•
Keurig’s® K-Elite™ coffeemaker is the newest Keurig® single-serve brewer, which began shipping in early February 2018. The K-Elite blends a premium design with a full range of personalization features for the ultimate in beverage customization. Key features include a Strong Brew setting for bolder coffee and an Iced button, which makes it easy to brew hot over ice and deliver a refreshing, full-flavored iced coffee.

•
During the course of 2017 Keurig launched a private research panel with more than 15,000 consumers, utilizing WiFi connected brewers to deliver the first-ever point-of-consumption data in consumer packaged goods. The data provides Keurig and its partners insight into consumer preferences as Keurig and its partners look to improve Keurig’s brewers and Keurig’s and all of its partners’ beverage products to better meet consumer needs and create value for all brands and partners within the Keurig system.

Keurig’s brewing system has been designed and optimized for producing consistent, high-quality coffee. In addition, Keurig has expanded its brewing system selection to include other beverages such as hot apple cider, hot cocoa, and brew-over-ice teas and coffees. Keurig holds U.S. and international patents covering a range of its pod and brewing technology innovations, with additional patent applications in process. Keurig believes its focus on innovation and quality, all directed to delivering a consistently superior cup of coffee, while at the same time transforming its operations toward the goal of becoming a low-cost leader in pod manufacturing and brewer sourcing, differentiate it among competitors in the coffee and coffeemaker industries.
Product distribution. Keurig seeks to create consumers for life. Keurig believes that coffee and other beverages are convenience purchases, and Keurig utilizes its multi-channel distribution network of distributors, traditional retailers, pure-play ecommerce retailers, and its own websites to make its products widely and easily available to consumers.
Sustainable business practices. Keurig focuses its efforts in three key practice areas: Coffee, Earth and Community and is on a journey to achieve the following goals by the end of 2020 (progress through 2017 or to date noted in parentheses below in each goal):

•
100% of K-Cup® pods will be recyclable (Recyclable K-Cup® pods are in production and all K-Cup® pods manufactured in Canada will be recyclable by the end of 2018, with 100% conversion in the U.S. on target for completion by 2020).

•	Zero waste-to-landfill at Keurig’s owned and operated manufacturing and distribution facilities (98% manufacturing waste diversion rate).

•	25% reduction in lifecycle greenhouse gas emissions of brewed beverages vs. 2012 baseline (100% achieved).

•	Balance the water in Keurig’s 2020 brewed beverage volume of all Keurig beverages, ounce for ounce (100% balance of water used in fiscal 2017).

•	Engage one million people in Keurig’s supply chain to significantly improve their lives (Over 485,000 people engaged toward goal).

•
Source 100% of primary agricultural and manufactured products according to established Keurig responsible sourcing guidelines (In fiscal 2017, approximately 85% of coffee traceable back to the exporter, mill, group or farm and 31% sustainably certified).

•
Engage 100% of employees to understand Keurig’s vision and values and present opportunities that allow them to contribute to Keurig’s targets (78% of employees engaged in a sustainability program or education initiative).

Corporate culture. Keurig believes in doing business with a purpose. Since its beginning in 1981, Keurig has operated to benefit its consumers, customers, employees, and communities by deeply embedding its values, ethics and integrity into all that Keurig does. The way Keurig thinks, acts, leads, partners, and executes is guided by its values. Keurig’s Code of Conduct is posted on its corporate website and explains how Keurig integrates its purpose, mission, and values into its daily decisions. It demonstrates Keurig’s commitment to its stakeholders to be a responsible corporate citizen and a good business partner, and Keurig expects to continue this commitment following consummation of the merger.
Customers
Keurig’s customers include its partner brand owners; retailers, including supermarkets, mass merchandisers, club stores, pure-play ecommerce retailers, and office super stores; away from home channel participants, including restaurants, hotel chains, office product and coffee distributors; and end-use consumers.
Supply chain
Keurig operates production and distribution facilities in North America in Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Windsor, Virginia; Sumner, Washington; and Montreal, Quebec. Keurig’s production facilities include specially designed proprietary high-speed packaging lines that manufacture pods using freshly roasted and ground coffee as well as tea, cocoa and other products.
Keurig utilizes third-party contract manufacturers located primarily in China and Malaysia for beverage appliance manufacturing. In order to ensure the quality and consistency of its products manufactured by third-party manufacturers in Asia, Keurig has an Asia-based research and development and quality control function that provides manufacturing oversight, project management, and quality support.
Green coffee cost and supply
Keurig purchased approximately 204 million pounds of coffee in fiscal 2017. Keurig utilizes a combination of outside brokers and direct relationships with farms, estates, cooperatives and cooperative groups for its supply of green coffee. Outside brokers provide the largest supply of Keurig’s green coffee.

In fiscal 2017, approximately 31% of Keurig’s purchases were from responsible sources. In fiscal 2017, approximately 85% of Keurig’s purchases were traceable back to the exporter, mill, group or farm. However, traceable does not necessarily equal responsibly sourced. As a result, we are partnering with certification and verification organizations to reach our 2020 target and ensure a rich supply of responsibly sourced coffee.
The supply and price of coffee are subject to high volatility. Supply and price of all coffee grades are affected by multiple factors, such as weather, pest damage, politics, competitive pressures, the relative value of the U.S. currency and economics in the producing countries.
Marketing and distribution
Since becoming a private company following its acquisition by a JAB-led investor group in March 2016, Keurig has renewed its marketing investment, which has contributed to improved top-line volume growth, increasing U.S. household penetration for Keurig® brewers to 20% from 17%, based on internally conducted national surveys. To support customer growth in the U.S. and Canada, Keurig utilizes separate selling organizations and different selling strategies for each of its multiple channels of distribution.
In the at home channel, Keurig targets batch/drip coffee drinkers who can benefit from high-quality coffee and other beverage experiences from the brands they love, all through the one-touch simplicity and convenience of Keurig® brewing systems. Keurig promotes its home brewing systems primarily through retailers, including supermarkets, mass merchandisers, club stores, pure-play ecommerce retailers, and directly to consumers through its websites. Keurig also uses regionally targeted and national television advertising to promote its home brewing systems. In the at home channel, Keurig’s personnel work closely with key retail channel entities on product plans, marketing programs and other product sales support. Initiatives could include online promotional campaigns, circular advertising, in-store demos, mobile marketing, merchandising features and display, and local and national advertising.
In the away from home channel, Keurig primarily targets the office coffee, food service and hospitality channels with a broad offering of brewing platforms that Keurig believes significantly upgrade the quality of the coffee served in the workplace, as well as the food service and hospitality industries. Keurig promotes its away from home brewing systems through a selective, but non-exclusive, network of distributors ranging in size from local to national. Keurig® brewers and pods are also available at retail in office superstore locations and directly to small offices through Keurig’s ecommerce platform.
Keurig has also focused on building a substantial ecommerce business, not only through its websites and within social media channels that present its brands to consumers, but also through Amazon, Jet and a wide variety of retailer websites. This expanded ecommerce channel provides the opportunity for Keurig to further develop relationships with its consumers.
Competition
Currently Keurig competes primarily in the coffee and coffeemaker marketplaces.
The coffee marketplace is highly competitive and fragmented. Keurig’s coffee, tea and other beverages compete directly against coffees and teas sold through supermarkets, club stores, mass merchants, specialty retailers and food service accounts, and indirectly against all other coffees. Keurig’s competitors in the coffee marketplace include large national and international companies, some of which have greater resources, including marketing and operating resources, and numerous local and regional companies. Keurig competes for limited retailer shelf space for its products, and some of those retailers also market competitive products under their own private labels, some of which are manufactured by Keurig. Keurig also competes with the conventional products of larger companies. Products are distinguished based on quality, price, brand recognition and loyalty, innovation, promotions, nutritional value, and further by Keurig’s ability to identify and satisfy consumer preferences.

Similar to the coffee marketplace, the coffeemaker marketplace is also highly competitive, and Keurig competes against larger companies that possess greater marketing and operating resources than Keurig. The primary methods of competition are essentially the same as in the coffee marketplace: price, quality, product performance and brand differentiation. In coffeemakers, Keurig competes against all sellers of coffeemakers including companies that produce traditional pot-brewed coffeemakers and other single-serve manufacturers, which include, but are not limited to the following:
•Bunn-O-Matic Corporation
•Mars, Inc. (through its FLAVIA® unit)
•Conair, Inc.
•Hamilton Beach / Proctor-Silex, Inc.
•Sunbeam Products, Inc. (through its Mr. Coffee® brand coffeemakers)
•Newell Brands
•Nestle S.A. (including its Dolce-Gusto® and Nespresso® brewing systems)
•Bosch (including, particularly in Canada, its TASSIMO® brewing systems)
•Remington Designs, LLC (including its iCoffee® brewing system)
•SharkNinja Operating LLC (including its Ninja Coffee BarTM)
•Starbucks Corporation (including its Verismo® brewing system)
•Whirlpool Corporation
Keurig expects competition in coffee and coffeemakers to remain intense, both within its existing customer base and as Keurig expands into new regions. In both coffee and coffeemakers, Keurig competes primarily by providing a wide variety of high-quality coffee, including flavored, responsibly sourced coffees, as well as other beverages, coffeemakers, easy access to Keurig’s products, superior customer service and a comprehensive approach to customer relationship management. Keurig believes that its ability to provide a convenient and broad network of outlets from which to purchase its products is an important factor in its ability to compete. Through its multi-channel distribution network of wholesale, retail and consumer-direct operations Keurig believes it differentiates itself from many of its larger competitors, who specialize in only one primary channel of distribution. Keurig also competes to manufacture pods for branded coffee companies and retail stores that offer private label coffee for sale to consumers. Competition from other manufacturers of pods has increased significantly in recent years, and several other pod manufacturers have been successful in winning business from branded and private label customers. Keurig believes its focus on innovation and quality, all directed to delivering a consistently superior cup of coffee, while at the same time transforming its operations toward the goal of becoming a low-cost leader in pod manufacturing and brewer sourcing, differentiate it among competitors in the coffee and coffeemaker industries. Keurig also seeks to differentiate itself through its socially and environmentally responsible business practices. While Keurig believes it currently competes favorably with respect to all of these factors, there can be no assurance that Keurig will be able to compete successfully in the future.
Keurig competes not only with other widely advertised branded products, but also with private label or generic products that are generally sold at lower prices.
Research and development
Keurig’s research and development team includes scientists and engineers who are focused on developing beverage and appliance technology platforms that have broad appeal to consumers and consistently deliver on the key attributes of quality, convenience and choice. Research and development (“R&D”) costs amounted to $62.4 million, $67.4 million, $85.3 million and $28.5 million for fiscal years 2017, 2016, 2015 and the first six months of fiscal 2018, respectively.

Intellectual property
Keurig owns a number of U.S. trademarks and service marks that have been registered with the U.S. Patent and Trademark Office. Keurig anticipates maintaining its trademark and service mark registrations with the U.S. Patent and Trademark Office. Keurig also owns other trademarks and service marks for which it has applications for U.S. registration. Keurig has further registered or applied for registration of certain of its trademarks and service marks in the United Kingdom, the European Union, Canada, Japan, the People’s Republic of China, South Korea, Taiwan and other foreign countries. Keurig has licenses to use other marks, all subject to the terms of the agreements under which such licenses are granted. Keurig believes, as it continues to build brands, most notably today in the U.S. and Canada, its trademarks are valuable assets. Although the laws vary by jurisdiction, trademarks generally are valid as long as they are in use and/or their registrations are properly maintained and have not been found to have become generic. Trademark registrations generally can be renewed indefinitely as long as the trademarks are in use. Keurig believes that its core brands are covered by trademark registrations in the countries where Keurig does business and/or may do business in the near future. Keurig has an active program designed to ensure that its marks and other intellectual property rights are registered, renewed, protected and maintained. In addition, Keurig owns numerous copyrights, registered and unregistered, and proprietary trade secrets, technology, know-how processes and other proprietary rights that are not registered.
Keurig holds U.S. and international patents related to Keurig® brewing and pod technology. Of these, a majority are utility patents and the remainder are design patents. Keurig views these patents as very valuable but does not view any single patent as critical to Keurig’s success. Keurig also has pending patent applications associated with Keurig® brewing and pod technology. Keurig’s pending patent applications may not issue, or if they issue, they may not be enforceable, may be challenged, invalidated or circumvented by others. Further, Keurig continues to invest in further innovation in beverage pods and appliance technology that it believes will enhance its patent position and that may lead to new patents. Keurig takes steps it believes are appropriate to protect all such innovation.
Keurig has diligently protected its intellectual property through the use of domestic and international patents and trademark registrations and through enforcement efforts in litigation. Keurig regularly monitors commercial activity in the countries where Keurig does business and/or may do business and evaluates potential infringement.
Seasonality
Keurig’s business is subject to seasonal fluctuations, including fluctuations resulting from the holiday season. As a result, total inventory, and specifically brewers and accessories finished goods inventory, is typically higher during the last fiscal quarter (July through September) than other quarters during the fiscal year, as Keurig prepares for the holiday season. Due to the typical shift in product mix toward brewers and accessories in the first quarter of Keurig’s fiscal year, gross margin, as a percentage of net sales, is typically lower in the first fiscal quarter than in the remainder of the fiscal year. Historically, in addition to variations resulting from the holiday season, Keurig has experienced variations in sales from quarter-to-quarter due to a variety of other factors including, but not limited to, the cost of green coffee, competitor initiatives, marketing programs and weather. Because of the seasonality of its business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.
Working capital
Strong working capital management, including payables, inventory and receivables, has recently been a source of cash flow for operations. Working capital is expected to continue to be a source of cash in the near term. For a description of Keurig’s liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Maple-Liquidity and Capital Resources” included elsewhere in this Exhibit 99.2 and Maple’s consolidated financial statements and the notes thereto included in Exhibit 99.3 of this Form 8-K/A.
Employees
As of December 30, 2017, Keurig had approximately 5,100 full-time, part-time, and seasonal employees. Keurig believes its current relations with its employees are good. The number of employees covered by collective bargaining agreements is not significant. Keurig supplements its workforce with temporary workers from time to time, especially in the first quarter of each fiscal year to service increased customer and consumer demand during the peak November-December holiday season and January-March post-holiday season.
Recent Developments
Settlement of putative class action lawsuit
The pending putative securities fraud class action, captioned Louisiana Municipal Police Employees’ Retirement System v. Green Mountain Coffee Roasters, Inc., et al., Civ. No. 2:11-cv-00289, was filed in the United States District Court for the District of Vermont before the Honorable William K. Sessions, III. On June 18, 2018, the parties executed a Final Stipulation and Agreement of Settlement. On June 19, 2018, plaintiffs filed an unopposed motion seeking preliminary approval of the settlement under Federal Rule of Civil Procedure 23. The settlement remains subject to review and court approval. For additional information, see Note 19 to Maple’s historical financial statements included in Exhibit 99.3 of this Form 8-K/A.